UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, June 6, 2024

The 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Casella Waste Systems, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), will be conducted online via live webcast at https://meetnow.global/MXMSAWK on Thursday, June 6, 2024 at 10:00 a.m. Eastern Time to consider and act on the following matters:

1.	To elect three Class III directors, each to serve for a term expiring at the 2027 Annual Meeting of Stockholders;

2.	To approve the amendment and restatement of the Casella Waste Systems, Inc. 2016 Incentive Plan;

3.

To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

4.	To ratify the appointment of RSM US LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2024; and

5.	To transact such other business as may properly come before the 2024 Annual Meeting and any postponement, adjournment, rescheduling or continuation thereof.

The 2024 Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast at https://meetnow.global/MXMSAWK. There will not be a physical meeting location, and stockholders will not be able to attend the meeting in person. This means that you can attend the 2024 Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. On or about April 22, 2024, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials and vote online. As more fully described in the Notice, stockholders who receive a Notice may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how stockholders may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis. Stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

Stockholders of record of our Class A common stock and our Class B common stock at the close of business on April 10, 2024, the record date for the 2024 Annual Meeting, are entitled to notice of, and to vote at, the 2024 Annual Meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. If you are a stockholder of record, you may submit a proxy or vote your shares in any one of the following ways:

•

Over the Internet prior to the 2024 Annual Meeting by going to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/CWST and following the instructions for internet voting shown on your Notice or your proxy card;

•	Over the Telephone, by calling 1-800-652-VOTE (8683) and following the recorded instructions;

•

By Mail, if you receive a printed copy of the proxy materials, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you submit a proxy over the internet or by telephone, please do not mail your proxy card; or

•	Online while virtually attending the 2024 Annual Meeting.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow to submit voting instructions or vote your shares.

All stockholders are invited to attend the 2024 Annual Meeting online. Whether or not you plan to attend the 2024 Annual Meeting online, we urge you to take the time to submit your proxy to vote over the Internet, by phone or by mail. Further information about how to attend the 2024 Annual Meeting online, vote your shares online during the meeting and submit your questions online during the meeting is included in the accompanying proxy statement.

By order of the Board of Directors,

April 19, 2024 Rutland, Vermont	John W. Casella Chairman, Chief Executive Officer and Secretary

PROXY STATEMENT

Forward-Looking Statements

Certain statements contained in this proxy statement, including, but not limited to, the statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the Company’s financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; financial framework targets in our long-term strategic plan through our fiscal year ending December 31, 2024; and sustainability goals and commitments and anticipated actions to meet such goals and commitments, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “will,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward looking statements, and all phases of the Company’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements. Such risks and uncertainties include or relate to, among other things, the

i

following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the closure of the Subtitle D landfill located in Southbridge, Massachusetts could result in material unexpected costs; the increasing focus on per- and polyfluoroalkyl substances and other emerging contaminants may lead to increased compliance and remediation costs and litigation risks; adverse weather conditions may negatively impact the Company’s revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company’s control; the Company may be required to incur capital expenditures in excess of its estimates; the Company’s insurance coverage and self-insurance reserves may be inadequate to cover all of its risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future. There are a number of other important risks and uncertainties that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other filings that the Company may make with the Securities and Exchange Commission in the future. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

ii

CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

PROXY STATEMENT

for the

2024 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 6, 2024

TIME, DATE AND LOCATION OF 2024 ANNUAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Casella Waste Systems, Inc. (the “Company,” “Casella”, “we,” “us” or “our”), for use at the 2024 Annual Meeting of Stockholders to be conducted online via live webcast at https://meetnow.global/MXMSAWK on Thursday, June 6, 2024 at 10:00 a.m. Eastern Time, and at any adjournments, postponements, continuations or reschedulings thereof (the “2024 Annual Meeting”).

The 2024 Annual Meeting will be conducted exclusively online via live webcast, with no physical in-person meeting. At our virtual 2024 Annual Meeting, stockholders will be able to attend, vote and submit questions by visiting https://meetnow.global/MXMSAWK. Further information about how to attend the 2024 Annual Meeting online, vote your shares online during the meeting and submit questions online during the meeting is included in this proxy statement.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. On or about April 22, 2024, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials and vote online. As more fully described in the Notice, stockholders who receive a Notice may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how such stockholders may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis. Stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

For the 2024 Annual Meeting of Stockholders to be Held on Thursday, June 6, 2024

This proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2023 (“2023 Annual Report”) are available for viewing, printing and downloading at www.casella.com/2024AnnualMeeting.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any stockholder upon oral or written request to Casella Waste Systems, Inc., Attn: Investor Relations, 25 Greens Hill Lane, Rutland, Vermont 05701, Telephone: 1-802-775-0325.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are also available on the SEC’s website at www.sec.gov.

PROXY SUMMARY

This summary highlights information that is contained elsewhere in this proxy statement and does not include all of the information that you should consider. You should read the entire proxy statement carefully before voting.

2024 Annual Meeting of Stockholders

Date and Time	Thursday, June 6, 2024 at 10:00 a.m. Eastern Time

Location	Online via live webcast at https://meetnow.global/MXMSAWK

Record Date	April 10, 2024

Voting Matters and Board Recommendations

Item	Proposal	Board Recommendation	Page Number

1	To elect three Class III Directors	FOR each nominee	78

2	To approve the amendment and restatement of the Casella Waste Systems, Inc. 2016 Incentive Plan	FOR	79

3	To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers	FOR	97

4	To ratify the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024	FOR	98

5	To transact such other business as may properly come before the meeting

2024 Nominees for the Board of Directors

Name	Age	Principal Occupation	Committee Memberships

John W. Casella	73	Chairman of the Board of Directors and Chief Executive Officer of Casella Waste Systems, Inc.	None

William P. Hulligan	80	Former President and Chief Operating Officer of Progressive Waste Solutions Ltd.	Compensation and Human Capital (Chair) Audit

Rose Stuckey Kirk	61	Chief Corporate Social Responsibility Officer of Verizon Communications Corporation	Nominating and ESG Compensation and Human Capital

Company Performance Highlights and Execution Against 2024 Plan

Over the last several years, we have performed well against our key strategic initiatives, including in 2023 against our long-term strategic plan through our fiscal year ending December 31, 2024 (the “2024 Plan”). This solid execution has translated into sustained strong stockholder value creation, which continued in the fiscal year ended December 31, 2023 (“fiscal 2023”).

The 2024 Plan is focused on further enhancing stockholder returns through the following strategic initiatives:

1.	Increasing landfill returns;

2.	Driving additional profitability in our collection operations;

3.	Creating incremental value through Resource Solutions;

4.	Allocating capital for return driven growth; and

5.	Strengthening four key foundational pillars:

•	People: Developing a safe, engaged, ready workforce to support growth.

•	Sustainable Growth: Driving profitable growth through an integrated resource solutions approach.

•	Technology: Driving profitable growth and efficiencies through technology.

•	Facilities: Developing necessary long-term infrastructure through facilities planning.

Through a focused effort and disciplined approach, we are executing well against the key financial and operational goals set forth within the 2024 Plan.

Strong Execution of 2024 Plan

(1)

Total landfill capacity includes both permitted and permittable airspace and is reported within our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC (the “2023 Form 10-K”).

(2)	See Appendix B for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.
(3)

Peer stocks include GFL Environmental, Inc., Waste Connections Inc., Waste Management, Inc. and Republic Services, Inc. Performance is measured as total shareholder return from December 31, 2018 to December 31, 2023.

Our execution against our long-term strategy has resulted in strong financial performance and positive total shareholder returns over the last five years. This execution continued in fiscal 2023 with revenues up $179.5 million or 16.5%, Adjusted EBITDA* up $49.4 million or 20.1%, Adjusted Operating Income* up $2.8 million or 2.7%, net cash provided by operating activities up $15.8 million or 7.3%, and Adjusted Free Cash Flow* up $17.1 million or 15.4%, from the fiscal year ended December 31, 2022 (“fiscal 2022”). Fiscal 2023 net income of $25.4 million was impacted by several items in the year. See Appendix B for additional information regarding these items as well as non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

The tables below, in some instances on an adjusted basis to exclude certain items, set forth our financial performance (dollars in millions and margin as a percentage of revenues):

*

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix B for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our strong execution against our strategic plan over the last five fiscal years has driven significant stockholder value creation, with our stock price up 200.0% from December 31, 2018 through December 31, 2023.

	December 31, 2018	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023

Casella Waste Systems, Inc.	$100.00	$161.57	$217.44	$299.82	$278.38	$299.96

Russell 2000	$100.00	$125.52	$150.58	$172.90	$137.56	$160.85

Peer Group (1)	$100.00	$127.59	$138.58	$195.70	$184.40	$220.13

(1)	The Peer Group is comprised of GFL Environmental, Inc., Waste Connections Inc., Waste Management, Inc. and Republic Services, Inc.

Information About Director Nominees and Continuing Directors

The following table provides summary information regarding each director nominee and each continuing director. Detailed information about each director’s background can be found in “Board of Directors – Director Biographies and Qualifications”.

			Committee Membership
Name	Director Since	Class	Audit	Compensation and Human Capital	Nominating and ESG	Key Skills and Experience
Michael K. Burke, 66 Former Senior Vice President and Chief Financial Officer EndoGastric Solutions, Inc. Independent Director	2008	I	C		M	Financial Expertise Risk Management Strategic Planning
Douglas R. Casella, 67 Vice President Casella Construction, Inc. Vice Chairman	1993	I				Solid Waste Operations and Logistics Engineering
Gary Sova, 70 Former Senior Vice President - Marketing and Sales Republic Services, Inc. Independent Director	2021	I	M	M		Solid Waste Operations Marketing and Sales Strategic Planning
Michael L. Battles, 55 Co-Chief Executive Officer and Co-President Clean Harbors, Inc. Independent Director	2019	II	M		M	Financial Expertise Risk Management Strategic Planning
Joseph G. Doody, 71 Former Vice Chairman Staples, Inc. Lead Director; Class A Director	2004	II				Strategic Planning Marketing and Sales Operations and Logistics
Emily Nagle Green, 66 Former Chairman and Chief Executive Officer Yankee Group Independent Director	2012	II		M	C	Technology Marketing and Sales Strategic Planning
John W. Casella, 73 Chairman, Chief Executive Officer and Secretary Casella Waste Systems, Inc.	1993	III				Solid Waste Strategic Planning Regulatory/Public Policy
William P. Hulligan, 80 Former President and Chief Operating Officer Progressive Waste Solutions Ltd. Independent Director	2015	III	M	C		Solid Waste Operations and Logistics Regulatory/Public Policy
Rose Stuckey Kirk, 61 Chief Corporate Social Responsibility Officer Verizon Communications Corp. Independent Director	2020	III		M	M	Marketing and Sales Environmental, Social and Governance Technology
C= Chair, M = Member

Executive Compensation Highlights

We maintain an executive compensation program that reflects our corporate strategy and short- and long-term business objectives and that provides performance-based pay that aligns the interests of our executives with those of our stockholders. Our Compensation and Human Capital Committee annually reviews our executive compensation program to ensure continued alignment with our philosophy, corporate strategy, and business objectives.

Our stockholders have shown their support for our executive compensation program as evidenced by a 96.6% favorable “say-on-pay” vote at our 2023 Annual Meeting of Stockholders.

The overall mix of total target compensation for our Chief Executive Officer and our other named executive officers (other than Bradford J. Helgeson, our Executive Vice President and Chief Financial Officer) for fiscal 2023 is illustrated in the following charts:

*

Total target compensation mix includes target compensation for all other named executive officers other than Mr. Helgeson, who joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023.

We employ a number of “best practices” with respect to executive compensation design:

WHAT WE DO	WHAT WE DON’T DO

Balance of short- and long-term incentive compensation; favors longer term

Majority of named executive officer pay is performance-based

75% of named executive officer annual equity awards are performance-based

Caps on named executive officer bonus payments

Limited use of perquisites

Executive officer and director stock ownership guidelines

Double-trigger equity vesting at change in control in our 2016 Incentive Plan

Clawback policy with respect to cash and equity incentive-based compensation

Annual “say-on-pay” votes

Independent Compensation and Human Capital Committee advisor

Do not guarantee salary increases or non-performance-based bonuses

Do not permit employees or directors to engage in hedging transactions, short sales of Company securities or the purchase or sale of puts, calls or other derivative securities based on Company securities

Do not provide excise tax gross-ups in future employment agreements

Do not provide excessive perquisites

Do not pay long-term incentive compensation in cash

Do not include evergreen provisions in stock incentive plan

PURPOSES OF THE 2024 ANNUAL MEETING

At the 2024 Annual Meeting, our stockholders will consider and vote upon the following matters:

1.	To elect three Class III directors, each to serve for a term expiring at the 2027 Annual Meeting of Stockholders;

2.	To approve the amendment and restatement of the Casella Waste Systems, Inc. 2016 Incentive Plan;

3.

To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

4.	To ratify the appointment of RSM US LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2024; and

6.	To transact such other business as may properly come before the 2024 Annual Meeting and any postponement, adjournment, rescheduling or continuation thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. Unless contrary instructions are indicated on the proxy, all shares of our Class A and Class B common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of all three director nominees nominated by our Board as set forth in this proxy statement, (b) “FOR” the approval of the amendment and restatement of the Casella Waste Systems, Inc. 2016 Incentive Plan, (c) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, (d) “FOR” the ratification of the appointment RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024, and (e) in the discretion of the persons named on the proxy card in connection with any other business that may properly come before the 2024 Annual Meeting and any adjournments, postponements, reschedulings or continuations thereof, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At this time, except as otherwise disclosed in this proxy statement, the Board knows of no other business that may properly come before the 2024 Annual Meeting; however, if other matters properly come before the 2024 Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment.

IMPORTANT INFORMATION ABOUT THE 2024 ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?	A.

We are providing these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the 2024 Annual Meeting, to be conducted online via live webcast at https://meetnow.global/MXMSAWK on Thursday, June 6, 2024 at 10:00 a.m. Eastern Time.

Q. What is included in the proxy materials?	A.

The proxy materials include this proxy statement and our 2023 Annual Report, which includes our 2023 Form 10-K. If you receive a paper copy of the proxy materials, a proxy card or voting instruction form are also included.

Q. Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of a full set of printed proxy materials?	A.

Providing access to proxy materials over the Internet helps us lower the cost of holding our annual meeting and saves natural resources. This approach expedites stockholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs.

On or about April 22, 2024, we are mailing the Notice to our stockholders (except those stockholders who previously requested electronic or paper delivery of proxy materials), which includes instructions as to how stockholders may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.

Q. How do I attend and vote at the virtual 2024 Annual Meeting?	A.	The 2024 Annual Meeting will be conducted as a virtual meeting of stockholders. We will host the meeting online via live webcast. The webcast will start at 10:00 a.m. Eastern Time on June 6, 2024.

You are entitled to participate in the 2024 Annual Meeting only if you were a holder of the Company’s shares as of the close of business on April 10, 2024, the record date for the 2024 Annual Meeting. Stockholders will be able to attend the meeting online, vote online during the meeting and submit questions online during the meeting by visiting https://meetnow.global/MXMSAWK. We encourage you to access the 2024 Annual Meeting prior to the start time. Online access will begin at 9:45 a.m. Eastern Time.

If your shares are registered directly in your name (i.e., you hold your shares through our transfer agent, Computershare), you must have your control number, which is located on your proxy card or the Notice, to attend the 2024 Annual Meeting online, vote online during the meeting and submit questions online during the meeting. If you are a registered holder, you are already registered for the meeting.

If you hold your shares in “street name,” meaning they are held for your account by a bank, broker or other nominee, you must register in advance to attend the 2024 Annual Meeting online, vote online during the meeting and submit questions online during the meeting. To register to attend the 2024 Annual Meeting online, you must submit proof of your proxy power (legal proxy) from your bank or broker reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than

5:00 p.m., Eastern Time, on June 3, 2024. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare at the following:

By email: Forward the email from your broker granting you a legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail: Computershare

Casella Waste Systems, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Q. Do I need to register to attend the 2024 Annual Meeting virtually?	A.	Registration is only required if you hold your shares in “street name”, as set forth above.

Q. What if I encounter technical difficulties or have trouble accessing the 2024 Annual Meeting?	A.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the 2024 Annual Meeting. If you have technical difficulties or trouble accessing the virtual 2024 Annual Meeting at any time after online access commences at 9:45 a.m. Eastern Time, on the date of the 2024 Annual Meeting, please access the support link provided on the meeting website or call 1-888-724-2416 or 1-781-575-2748 for technical assistance.

Q. Why is the 2024 Annual Meeting a virtual, online meeting?	A.

The 2024 Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. Our virtual meeting will be governed by our Rules of Conduct, which will be posted at https://meetnow.global/MXMSAWK on the date of the 2024 Annual Meeting. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the 2024 Annual Meeting by enabling stockholders to participate remotely from any location. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Q. What are the recommendations of the Board?	A.	Our Board unanimously recommends that you vote your shares as follows:

•	“FOR” the election of the three Class III directors nominated by our Board as set forth in this proxy statement;

•	“FOR” the approval of the amendment and restatement of the Casella Waste Systems, Inc. 2016 Incentive Plan;

•	“FOR” the approval, in an advisory “say-on-pay” vote, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024.

Q. Who can vote at the 2024 Annual Meeting and what are the voting rights of such stockholders?	A.

Our Board fixed April 10, 2024 as the record date for the 2024 Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the 2024 Annual Meeting and at any postponement, adjournment, rescheduling or continuation thereof.

On the record date, we had 57,120,029 shares of Class A common stock outstanding (each of which entitles its holder to one vote per share) and 988,200 shares of Class B common stock outstanding (each of which entitles its holder to 10 votes per share). Unless indicated otherwise in this proxy statement, we refer to our Class A common stock and our Class B common stock together as our common stock. Holders of our common stock do not have cumulative voting rights.

No securities other than our Class A common stock and Class B common stock are entitled to vote at the 2024 Annual Meeting. Only stockholders of record on April 10, 2024 are entitled to notice of, and to vote at, the 2024 Annual Meeting.

Q. How do I vote?	A.	If your shares are registered directly in your name, you may submit a proxy or vote your shares in any one of the following ways:

(1)

Over the Internet: You may submit a proxy to vote your shares via the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/CWST. Use the vote control number printed on the Notice (or your proxy card) to access your account and submit a proxy to vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024, the day before the 2024 Annual Meeting, for your proxy to be valid and your vote to count.

(2)

By Telephone: You may submit a proxy to vote your shares by calling 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico and by following the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephonic proxy cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024, the day before the 2024 Annual Meeting, for your proxy to be valid and your vote to count.

(3)

By Mail: If you received a printed copy of the proxy materials, complete and sign your proxy card and mail it to Computershare Trust Company, N.A. in the postage prepaid envelope we provided. Computershare Trust Company, N.A. must receive the proxy card by Wednesday, June 5, 2024, the day before the 2024 Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

(4)

Online while virtually attending the Meeting: If you attend the 2024 Annual Meeting online, you may vote your shares online while virtually attending the 2024 Annual Meeting by visiting https://meetnow.global/MXMSAWK.

A.

If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you may submit voting instructions or vote your shares in any one of the following ways:

(1)

Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit you to submit voting instructions over the internet or by telephone. You should follow those instructions.

(2)	By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can submit your voting instructions by mail. You should follow those instructions.

(3)

Online while virtually attending the Meeting: You may vote your shares online while virtually attending the 2024 Annual Meeting by following the instructions as described in the answer to the question above entitled “How do I attend and vote at the virtual 2024 Annual Meeting?”

Q. How will my shares be voted if I do not return my proxy or do not provide specific voting instructions in the proxy card or voting instruction form that I submit?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not submit a proxy over the internet, by telephone or by returning your proxy prior to the 2024 Annual Meeting, or online while virtually attending the 2024 Annual Meeting. If you submit a proxy card without giving specific voting instructions on one or more matters listed in the Notice, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the 2024 Annual Meeting, subject to compliance with Rule 14a-4(c) of the Exchange Act.

If your shares are held in street name at a broker, your broker may, under certain circumstances, vote your shares if you do not timely provide your voting instructions. Stock exchange rules permit a broker to vote shares held in a brokerage account on certain proposals if the broker does not receive voting instructions from you. Stock exchange rules, however, prohibit brokers from voting uninstructed shares in the case of election of directors, executive compensation matters and certain other matters. Of the matters to be voted on at the 2024 Annual Meeting, we expect the only proposal on which brokers will have discretionary voting authority is the ratification of the appointment of our independent auditors (Proposal 4).

A “broker non-vote” results on a matter when your broker returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you.

We encourage you to provide voting instructions to your bank, broker or other nominee. This ensures that your shares will be voted at the 2024 Annual Meeting according to your instructions.

Q. Can I change my vote or revoke my proxy?	A.	If your shares are registered directly in your name, you may revoke your proxy or change your vote at any time before the 2024 Annual Meeting. To do so, you must do one of the following:

(1)

Submit a proxy over the internet or by telephone prior to the 2024 Annual Meeting as instructed above. Only your latest internet or telephone vote submitted prior to the 2024 Annual Meeting is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024.

(2)	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by Computershare Trust Company, N.A. by Wednesday, June 5, 2024 will be counted.

(3)

Attend the virtual 2024 Annual Meeting and vote online as instructed above. Attending the virtual 2024 Annual Meeting alone will not revoke your internet vote, telephone vote or proxy, as the case may be.

If your shares are held in street name, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote online while virtually attending the 2024 Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you follow the instructions as described in the answer to the question above entitled “How do I attend and vote at the virtual 2024 Annual Meeting?”.

Q. How many shares must be present to hold the 2024 Annual Meeting?	A.

The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the 2024 Annual Meeting by the holders of our Class A common stock and our Class B common stock, voting together as a class, is necessary to constitute a quorum for the transaction of business at the 2024 Annual Meeting. Shares present virtually during the 2024 Annual Meeting will be considered shares of common stock represented in person at the meeting. Abstentions are counted for the purpose of determining the presence of a quorum. Broker non-votes, if any, are counted for the purpose of determining the presence of a quorum. If a quorum is not present, we expect to adjourn the 2024 Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?	A.	Proposal 1 — Election of Three Class III Directors

The three (3) nominees for director receiving the highest number of votes FOR election cast by holders of Class A common stock and Class B common stock, voting together as a class, will be elected as Class III directors. Pursuant to our majority vote resignation policy included in the Company’s Corporate Governance Guidelines, any nominee who is an incumbent director and who does not receive more votes “for” his or her election than votes “withheld” from his or her election in an uncontested election of directors would be required to offer his or her resignation to the Board.

If a stockholder does not vote for the election of directors because the authority to vote is withheld, because a proxy is not returned, because the broker holding the shares does not vote or because of some other reason, the shares will not count in determining the total number of votes for each nominee. Proxies signed and returned to the Company unmarked will be voted FOR the three (3) nominees (John W. Casella, William P. Hulligan and Rose Stuckey Kirk).

Votes that are not returned, votes that are withheld and broker non-votes will have no effect on the outcome of the election. In this regard, shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any director nominee and will be treated as broker non-votes.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

With respect to Proposal 1, you may:

•	vote FOR all nominees;

•	vote FOR one or more nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Proposal 2 — Approval of the Amendment and Restatement of the Casella Waste Systems, Inc. 2016 Incentive Plan

To approve Proposal 2, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. Shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

Proposal 3 — Advisory “Say-on-Pay” Vote on the Compensation of Our Named Executive Officers

To approve Proposal 3, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. Shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes FOR or AGAINST Proposal 3 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast on Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, the Compensation and Human Capital Committee of our Board and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 4 — Ratification of the Appointment of Independent Auditors

To approve Proposal 4, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by a bank, broker or other nominee in street name and you do not timely provide voting instructions with respect to your shares, we expect that your bank, broker or other nominee will have the authority to vote your shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast on Proposal 4. Voting to ABSTAIN will have no effect on the voting on Proposal 4.

Although stockholder ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024 by the Audit Committee of our Board is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If such ratification is not approved at the 2024 Annual Meeting, our Audit Committee may reconsider its appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024.

Q. Are there other matters to be voted on at the 2024 Annual Meeting?	A.	We do not know of any matters that may come before the 2024 Annual Meeting other than as discussed in this proxy statement. If any other matters are properly presented at the 2024 Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter subject to compliance with Rule 14a-4(c) of the Exchange Act.

Q. How do I submit a question at the virtual 2024 Annual Meeting?	A.	If you wish to submit a question on the day of the 2024 Annual Meeting, beginning at 9:45 a.m. Eastern Time, you may log into, and ask a question on, the virtual meeting platform at https://meetnow.global/MXMSAWK. Our virtual meeting will be governed by our Rules of Conduct, which will be posted at https://meetnow.global/MXMSAWK on the date of the 2024 Annual Meeting. We intend to answer during the 2024 Annual Meeting all questions submitted that are pertinent to the Company and the items being voted on by stockholders, as time permits and in accordance with our Rules of Conduct. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will either post the response on the investor relations section of our website following the 2024 Annual Meeting, or respond directly to that stockholder using the contact information provided. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and address all stockholder questions, we will respond to no more than two questions from any single stockholder.

Q. Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the conclusion of the 2024 Annual Meeting.

Q. What is the Company’s Internet address?	A.	The Company’s internet address is www.casella.com. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is part of this proxy statement. These website addresses are intended to be inactive textual references only.

Q. What are the costs of soliciting these proxies?	A.	We will bear the entire cost of soliciting proxies on behalf of the Board, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders by or on behalf of the Company. In addition to such solicitation materials, our directors, officers and employees may solicit proxies by telephone, telegram, facsimile, electronic mail, internet and text messaging as well as personal solicitation without additional compensation. You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Copies of solicitation material will be furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our 2023 Annual Report, which includes the 2023 Form 10-K, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

BOARD OF DIRECTORS

Information Regarding Directors and Director Nominees

Our Second Amended and Restated Certificate of Incorporation, as amended (our “Second Amended and Restated Certificate of Incorporation”) and our Fourth Amended and Restated By-Laws (our “By-Laws”) provide for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring.

Our Board currently consists of nine directors. Class I consists of Michael K. Burke, Douglas R. Casella and Gary Sova, each with a term ending at the 2025 Annual Meeting of Stockholders. Class II consists of Michael L. Battles, Joseph G. Doody and Emily Nagle Green, each with a term ending at the 2026 Annual Meeting of Stockholders. Class III consists of John W. Casella, William P. Hulligan and Rose Stuckey Kirk, each with a term ending at the 2024 Annual Meeting. The holders of Class A common stock, voting separately as a class, are entitled to elect the Class A Director. Mr. Doody, a Class II director and the Lead Director, serves as the Class A Director. The employment agreement by and between us and Mr. John Casella requires that we use our best efforts to cause Mr. John Casella to be nominated and elected as a director. Messrs. John Casella and Doug Casella are brothers.

Upon the recommendation of the Nominating and ESG Committee of our Board, our Board nominated Messrs. John W. Casella and William P. Hulligan and Ms. Rose Stuckey Kirk for re-election at the 2024 Annual Meeting as Class III directors, each to serve until the 2027 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified. Messrs. John Casella and Hulligan and Ms. Kirk were elected as directors by our stockholders at the 2021 Annual Meeting of Stockholders.

Our Board believes that a classified board structure serves the best interest of stockholders and ensures that a significant portion of the Board will maintain experience and understanding of the Company’s operations, history and strategic vision. This is especially beneficial given the rapid growth of the Company and the increasing complexity of the Company’s business and the regulatory environment in which it operates. Additionally, our Board also believes that a classified board promotes decision making in the best interest of stockholders because it provides the Board with time to make considered decisions in evaluating potential offers and alternatives, ensuring that decisions are made with the best interest of stockholders in mind.

Director Biographies and Qualifications

Background information about each director nominee and each continuing director, including his or her age and period of service as a director of the Company; his or her committee memberships; his or her business experience, including principal occupation and employment and directorships at other public companies during the past five years; his or her community activities; and his or her other experience, qualifications, attributes or skills that led our Board to conclude he or she should serve as a director of the Company, is provided below.

Class III Directors Nominees to be elected at the 2024 Annual Meeting (terms expiring at the 2027 Annual Meeting of Stockholders, if elected)

Class I Directors (terms expiring at the 2025 Annual Meeting of Stockholders)

Class II Directors (terms expiring at the 2026 Annual Meeting of Stockholders)

Board Diversity Matrix

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of April 19, 2024)

Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	2	7	—	—

Part II: Demographic Background

African American or Black	1	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	1	7	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

Our Board Diversity Matrix as of April 14, 2023 can be found in the proxy statement for our 2023 Annual Meeting of Stockholders, filed with the SEC on April 14, 2023.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance policies and practices that we have adopted. We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, Corporate Governance Guidelines and charters for the Audit Committee, Compensation and Human Capital Committee and Nominating and ESG Committee of our Board. Complete copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and committee charters, which are described below, are available on the Investor Relations section of our website, www.casella.com. Alternatively, you can request a copy of any of these documents by writing to Casella Waste Systems, Inc., Attn: Corporate Secretary, 25 Greens Hill Lane, Rutland, Vermont 05701.

Board Responsibilities

The Board oversees, counsels and directs management in our long-term interests and those of our stockholders. The Board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the Chief Executive Officer and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The Board conducts periodic self-evaluations. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide, among other matters, that:

•	our Board’s principal responsibility is to oversee the management of the Company;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•

newly elected directors are expected to participate in a briefing program, which is designed to provide new directors with the non-public information regarding the strategic direction of the Company as well as a background of the Company’s financial information;

•	all directors are expected to participate in continuing director education on an ongoing basis; and

•	our Board and its committees will conduct periodic self-evaluations to determine whether they are functioning effectively.

Board Determination of Independence

Under the applicable rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board determined that none of Mses. Kirk and Nagle Green or Messrs. Battles, Burke, Doody, Hulligan and Sova has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Director Nomination Process

The Nominating and ESG Committee acts under a written charter that we have posted on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. The process followed by the Nominating and ESG Committee to identify, evaluate and nominate new directors to the Board is to identify needed skills and domains, invite recommendations from Board members, investors, and others, and develop a candidate slate from those sources as well as from any third-party recruitment firm or service that is engaged by the Nominating and ESG Committee. The Nominating and ESG Committee’s candidate evaluation process includes multiple phone and in-person interviews conducted by the third-party recruitment firm or service engaged by the Nominating and ESG Committee, members of the Nominating and ESG Committee, and Company executives, and also external references and background checks.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and ESG Committee applies the criteria set forth in our Corporate Governance Guidelines as well as considers current and potential future needs the Board may have in particular domains. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diversity, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. We recognize the importance of diversity with regard to the composition of the Board and strive to have a Board that provides diversity of thought and a broad range of perspectives. In an effort to achieve these objectives, the Nominating and ESG Committee and the Board as a whole consider a wide range of attributes when determining and assessing director nominees and new candidates, including personal and professional backgrounds, gender, race, national origin and tenure of Board service, and consider candidates from a broad range of sources, including diverse candidates. The Nominating and ESG Committee is committed to considering diversity in its director candidate recommendations and its charter requires that the search process for each new director shall include diverse candidates. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Nominating and ESG Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities to our stockholders.

The director biographies appearing above indicate each nominee’s experience, qualifications, attributes and skills that led our Board to conclude that he or she should continue to serve as a member of our Board. Our Board believes that each of the nominees has substantial achievement in his or her professional pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of the Company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Nominating and ESG Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Nominating and ESG Committee, c/o Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701. The Nominating and ESG Committee has no obligation to consider individuals recommended by stockholders for nomination by the committee as potential director candidates. However, assuming that appropriate biographical and background material has been provided on a timely basis, we expect that individuals recommended by stockholders would be so considered and evaluated by the Nominating and ESG Committee by following substantially the same process, and applying substantially the same criteria, as it follows for candidates identified by the committee and others.

Stockholders also have the right under our By-Laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and ESG Committee or our Board, by following the procedures set forth under “Stockholder Proposals and Nominations for the 2025 Annual Meeting of Stockholders” below. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting of stockholders. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the By-Laws will not be included in our proxy statement for the next annual meeting.

Board Meetings and Attendance

Our Board met 10 times during fiscal 2023, either in person or by teleconference. During fiscal 2023, each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

We encourage, but have no policy with respect to, attendance of directors at the annual meeting of stockholders. Eight of our then-serving directors attended the 2023 Annual Meeting of Stockholders.

Board Leadership Structure

Mr. John Casella serves as Chairman of our Board and is our Chief Executive Officer. Mr. Doody serves as our Lead Director. Our Board believes that combining the Chairman and Chief Executive Officer positions fosters clear accountability, effective decision-making and alignment of corporate strategy, strikes an effective balance between strategy development, independent leadership and management oversight in the Board process and, taken together with the Lead Director role, is the appropriate leadership structure for us at this time. The responsibilities of the Lead Director are as follows:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including any meeting of the independent directors in executive session;

•	have the authority to call meetings of independent directors;

•	be available for consultation and direct communication, if requested by major stockholders;

•	meet with any director who is not adequately performing such director’s duties as a member of the Board or any committee;

•	facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer;

•	work with the Chairman of the Board in the preparation and approval of the agenda for each Board meeting and in determining the need for special meetings of the Board;

•	work with the Chairman of the Board in approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	work with the Chairman of the Board in approving all information sent to the Board; and

•	otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

Board Committees

Our Board has established three standing committees — Audit, Compensation and Human Capital, and Nominating and ESG — each of which operates under a charter that was approved by our Board.

Our Board determined that all of the members of each of its three committees are independent under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements under Rule 10A-3 under the Exchange Act, and, in the case of all members of the Compensation and Human Capital Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Our current non-employee directors serve on the committees of our Board as follows:

	Audit Committee	Compensation and Human Capital Committee	Nominating and ESG Committee

Michael L. Battles

Michael K. Burke

Joseph G. Doody**

William P. Hulligan

Rose Stuckey Kirk

Emily Nagle Green

Gary Sova

**	Lead Director
Chairperson

Member

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, retaining and, if necessary, terminating an independent registered public accounting firm to serve as our independent auditors;

•	reviewing and discussing with management and our independent auditors our annual and quarterly financial statements and related disclosures and the internal controls over our financial reporting;

•	overseeing our compliance with legal and regulatory requirements;

•

taking appropriate actions, or recommending that our Board take appropriate action, to oversee the qualifications and independence of our independent auditors, including the consideration of independence when preapproving audit and non-audit services;

•	overseeing our internal audit function;

•	monitoring the performance of our internal audit function and our independent auditors, including conducting an annual evaluation of the performance of our auditors;

•	overseeing our risk management policies;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 32 of this proxy statement.

The current members of the Audit Committee are Messrs. Burke (Chair), Battles, Hulligan and Sova. Our Board determined that Mr. Burke is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met four times during fiscal 2023, either in person or by teleconference. See “Report of the Audit Committee of the Board of Directors.”

Compensation and Human Capital Committee

The Compensation and Human Capital Committee’s responsibilities include:

•	administering any bonus, incentive compensation and stock incentive plans;

•	reviewing and approving the salaries and certain other compensation and benefits of our executive officers;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included beginning on page 36 of this proxy statement;

•	preparing the Compensation and Human Capital Committee report required by SEC rules, which is included on page 52 of this proxy statement;

•	administering any compensation recovery or “clawback” policies; and

•

overseeing the development, implementation and effectiveness of our policies and strategies to our human capital management function, including but not limited to those policies and strategies regarding diversity, equality and inclusion, and talent management.

Under its charter, the Compensation and Human Capital Committee may form and delegate authority to subcommittees as it deems appropriate from time to time under the circumstances. The Compensation and Human Capital Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer and director compensation. During fiscal 2023, the Compensation and Human Capital Committee retained Pay Governance LLC, an independent compensation consultant (“Pay Governance”). Pay Governance reports directly to the Compensation and Human Capital Committee and assists the Compensation and Human Capital Committee in evaluating and designing executive and director compensation. In fiscal 2023, Pay Governance assisted the Compensation and Human Capital Committee in reviewing select benchmark information related to our executive and director compensation programs, reviewing our Compensation Discussion and Analysis disclosure, and administering the relative total shareholder return (“Relative TSR”) multiplier for performance-based stock units.

The current members of the Compensation and Human Capital Committee are Messrs. Hulligan (Chair) and Sova and Mses. Kirk and Nagle Green. The Compensation and Human Capital Committee met five times during fiscal 2023, either in person or by teleconference.

Nominating and ESG Committee

The Nominating and ESG Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board persons to be nominated for election as directors;

•	recommending to our Board the directors to be appointed to each committee of the Board;

•	developing, reviewing and recommending to our Board applicable corporate governance guidelines;

•	overseeing periodic evaluations of our Board; and

•

assisting our Board in fulfilling its oversight responsibility and acting in an advisory capacity to management with respect to significant issues, strategies, goals, objectives, policies and practices that pertain to (1) our sustainability performance including sustainability innovation; and (2) our corporate responsibilities that are of significance to us and our role as a socially responsible organization.

The current members of the Nominating and ESG Committee are Mses. Nagle Green (Chair) and Kirk and Messrs. Battles and Burke. The Nominating and ESG Committee met four times during fiscal 2023, either in person or by teleconference.

Risk Oversight

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, cybersecurity, strategic and reputational risks. As part of its charter, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on us and the steps we take to manage them through the Company’s policies and its Enterprise Risk Management (“ERM”) program. Both the Audit Committee and the Board receive regular updates from senior management and key department heads on the impact, likelihood, and control effectiveness for top ERM risk areas and the Company’s action plans to manage such risks.

In addition, the Compensation and Human Capital Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning. The Nominating and ESG Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Risk Considerations in Executive Compensation

Our Compensation and Human Capital Committee regularly considers risk as it relates to our executive compensation program, and our Compensation and Human Capital Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in

“Compensation Discussion and Analysis,” we structure our compensation program to consist of both fixed and variable components to motivate our executives to produce superior short- and long-term results that are in the best interests of us and our stockholders in order to attain our ultimate objective of increasing stockholder value. We believe that any risks that may arise from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

Compensation and Human Capital Committee Interlocks and Insider Participation

The members of the Compensation and Human Capital Committee in fiscal 2023 were Messrs. Hulligan and Sova and Mses. Kirk and Nagle Green. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or Compensation and Human Capital Committee.

Certain Relationships and Related Person Transactions

We have adopted a written policy and have established procedures (the “Policy”) regarding approval of any transaction, arrangement or relationship in which the Company is a participant, and one of our executive officers, directors, certain employees or 5% stockholders (or their immediate family members) or other related persons (as defined in the Policy), has a direct or indirect material interest. We refer to any such transaction, arrangement or relationship as a “related person transaction.” The Policy requires that, subject to specific procedures for certain types of related person transactions set forth in the Policy, all related person transactions involving an aggregate amount of up to $120,000 be pre-approved by the Company’s President, Chief Financial Officer or Chief Accounting Officer and all related person transactions involving an aggregate amount exceeding $120,000 be pre-approved by the Company’s President, Chief Financial Officer or Chief Accounting Officer and the Audit Committee.

With respect to bidding projects in excess of $500,000 in which a related person, including Casella Construction, Inc., is a bidder, the Audit Committee has established a specific procedure. This procedure requires us to solicit a minimum of three qualified bids. The bid package is required to be sufficiently detailed to allow for direct comparisons of costs between responsive bidders. Bids for work on which Casella Construction, Inc. or any other related person is bidding are required to be directed to a third-party engineer for opening, compilation and tabulation. The bids are then evaluated by the project team based on price, performance references, qualifications, experience, alternate bid items, proposed schedule, subcontractors’ qualifications/references, technical compliance and other bid information that is in the best interest of the project. In the event that a construction contract is successfully bid by a related person, bids and recommendations are required to be submitted to our President, Chief Financial Officer or Chief Accounting Officer for submission to the Audit Committee for its approval. Change orders relating to contracts with related parties are required to be approved by the same officers (President, Chief Financial Officer or Chief Accounting Officer) and/or the Audit Committee, as applicable, that pre-approved the original related person transaction; provided that the original pre-approval of a contract constituting a related person transaction may include pre-approved allowances for change orders not exceeding 10% of the value of the contract.

The credit agreement for our term loan facility and revolving credit facility provides that, subject to certain exceptions, we may not enter into any transaction with any affiliate of ours, whether or not in the ordinary course of business, unless our Board determines in good faith that such transaction is on fair and reasonable terms substantially as favorable as would be obtainable by us at the time in a comparable arm’s length transaction.

We engage Casella Construction, Inc., a company owned by John W. Casella, our Chief Executive Officer and the Chairman of our Board, his son John Casella II, his brother Douglas R. Casella, the Vice Chairman of our Board, and Mr. Douglas Casella’s son, Joseph Casella, as a contractor in developing or closing certain landfills owned by us as well as providing transportation and construction services. Total purchased services from Casella Construction, Inc. charged to operations or capitalized to landfills from January 1, 2023 to December 31, 2023 was $7,682,078, of which $594,886 was outstanding and included in either accounts payable or other current liabilities at December 31, 2023. All contracts awarded to Casella Construction, Inc. in excess of $500,000 were approved in accordance with the procedures described above for bidding projects in which a related person is a bidder. In addition, we have approved ongoing contracts with Casella Construction, Inc., pursuant to which we have provided various waste collection and disposal services to Casella Construction, Inc. Total revenues recorded pursuant to these contracts from January 1, 2023 to December 31, 2023 was $240,511.

We are also party to two real estate leases with Casella Associates, LLP, a Vermont limited liability company owned by Messrs. John Casella and Douglas Casella. These leases relate to our corporate headquarters in Rutland, Vermont, and our Montpelier, Vermont facility, and provide for aggregate monthly payments by us of $31,498, subject to an annual escalation provision based on increases in the consumer price index. The lease for our corporate headquarters expires on February 28, 2039, and the lease for our Montpelier, Vermont facility is currently continuing on a month-to-month basis since its expiration in August 2023.

From 1977 to 1992, we operated an unlined landfill located in Whitehall, New York, owned by Bola, Inc., a corporation owned by Messrs. John Casella and Douglas Casella, which operated as a single-purpose real estate holding company. We paid the cost of closing this landfill in 1992 and have agreed to pay all post-closure obligations. From January 1, 2023 to December 31, 2023, we paid an aggregate of $2,684 pursuant to this arrangement. As of December 31, 2023, we had accrued $16,793 for costs related to those post-closure obligations.

In connection with Mr. Douglas Casella’s service as President of Casella Waste Management, Inc., our wholly owned subsidiary, in fiscal 2023 we granted Mr. Douglas Casella a restricted stock unit award with a grant date fair value of $164,997.

Michael Casella, the son of Mr. John Casella, is employed by the Company as Market Area Manager. From January 1, 2023 through December 31, 2023, Michael Casella earned $225,652 salary, bonus, and other benefits related to his employment and received a restricted stock unit award with a grant date fair value of $15,987.

Elizabeth Casella, the daughter of Mr. John Casella, is employed by the Company as Vice President of Sales. From January 1, 2023 through December 31, 2023, Ms. Casella earned $250,951 as salary, bonus, and other benefits related to her employment and received a restricted stock unit award with a grant date fair value of $18,174.

We have entered into employment agreements with certain of our officers. See “Executive and Director Compensation and Related Matters — Potential Payments Upon Termination or Change of Control — Employment Agreements.”

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Lead Director, with the assistance of our Chief Financial Officer and General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Lead Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to: Board of Directors, Attn: Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

Restrictions on Hedging Transactions and Pledging Transactions

We have an insider trading policy that is applicable to our employees and directors. The policy prohibits those individuals, and their family members and certain other persons and entities with whom they have relationships, from engaging in the following activities with respect to our securities: short sales, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities; and purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset any decrease in the market value of our securities. The policy also prohibits our executive officers, directors and certain employees designated by the Board, our Chief Executive Officer, our Chief Financial Officer or our General Counsel, and their family members and certain other persons and entities with whom they have relationships, from purchasing our securities on margin; borrowing against our securities held in a margin account; or pledging our securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge our securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge our securities as collateral for a loan must submit a request for approval to our Chief Financial Officer or our General Counsel. In addition, any such request by a director or executive officer must also be reviewed and approved by the Audit Committee.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board with its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; the integrity of the Company’s financial statements; compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditor; and the Company’s risk management policies.

The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters; reviews and approves related party transactions, including the reporting or referral of such transactions to the Board; and reviews and approves the Company’s entry into swap transactions and policies related thereto. The Audit Committee’s function is more fully described in the Audit Committee Charter.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2023 and discussed these financial statements with the Company’s management and RSM US LLP (“RSM”), the Company’s independent auditors. The Audit Committee also discussed with RSM the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from RSM required by applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence, and has discussed with RSM its independence from the Company.

In fulfilling its responsibilities, the Audit Committee held meetings with management, the Company’s internal auditor and RSM to discuss the Company’s internal control over financial reporting and the Company’s quarterly and annual reports. In addition, the Audit Committee chair held discussions relating to various matters of importance to the Audit Committee with management, the Company’s internal auditor, and RSM, including the Company’s risk management processes and the Audit Committee’s evaluations of the Company’s internal audit function and RSM.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Following the completion of the Audit Committee’s review of the Company’s financial statements for the fiscal year ended December 31, 2023 and the Company’s internal control over financial reporting, and after considering the independence and qualifications of RSM, including RSM’s familiarity with the Company’s risks, systems, processes, controls, and accounting, and having received input from management and the Company’s internal auditor, the Audit Committee completed its evaluation of RSM and concluded that it was in the best interest of the Company and its stockholders to appoint RSM as the Company’s independent auditors for the fiscal year ending December 31, 2024.

While the Audit Committee has the authority to select and appoint the Company’s independent auditors, it believes that the Company’s stockholders should have the opportunity to ratify the Audit Committee’s appointment of RSM as the Company’s independent auditors.

By the Audit Committee of the Board of Directors of Casella Waste Systems, Inc.

Michael K. Burke, Chair

Michael L. Battles

William P. Hulligan

Gary Sova

Corporate Responsibility Highlights

Sustainability and Social Responsibility at Casella

Sustainability and social responsibility are at the core of what we do at Casella. From our early roots in Vermont in 1975, we have built a business that focuses on driving stakeholder value while improving the environment, enhancing the communities where we operate, and bettering the lives of our employees. We have been a leader for over 45 years in developing the necessary infrastructure, leading resource management services, and a world class team that helps our customers and communities meet their sustainability and environmental goals.

In February 2023, we amended our credit agreement to link borrowing costs to progress in achieving certain annual sustainability goals. These goals include improving safety performance and growing our Resource Solutions business, which are among the key components of our 2030 goals as detailed in our 2022 Sustainability Report. Having this alignment underscores our dedication to advancing sustainability across our business and customer base while helping to enable future investments to support achieving our 2030 goals.

In conjunction with our focus on our workforce and commitment on implementing best practices around the organization, the Compensation and Human Capital Committee added two new environmental, social and governance (“ESG”) metrics to annual compensation performance goals in fiscal 2023. The introduction of Improvement in Total Recordable Incident Rate and Improvement in Turnover Rate, as detailed in the “Compensation and Discussion and Analysis — Executive Compensation Program – Design and Elements —

Annual Cash Incentive Compensation” section, demonstrates the effectiveness of our ongoing focus, training, and select investments on improving the safety of our employees which, in turn, can lead to increased engagement and retention of key operational roles. These employee-focused performance metrics strengthen the alignment of our corporate strategies, business objectives, and the long-term interests of our stockholders.

We report biennially on sustainability and social responsibility matters in our Sustainability Report. We published our first Sustainability Report in 2009. In October 2022 we published our 2022 Sustainability Report, which we updated in August 2023. The 2022 Sustainability Report and our 2023 Sustainability Progress Report can be accessed electronically at https://ir.casella.com/esg-practices. We are not including the information contained in our Sustainability Report in, or incorporating them by reference into, this proxy statement.

Our key environmental sustainability, social responsibility, and corporate governance initiatives are organized as follows.

Our 2022 Sustainability Report provides information about the alignment of our business strategy and key sustainability and social responsibility initiatives. In addition, the 2022 Sustainability Report details five 2030 goals and our progress against each goal thus far. Below is a high-level overview of these goals.

Essential Workers	HEALTH & SAFETY	Improve our safety performance – keeping our people safe and healthy with a strong focus on safety, operating standards, and outstanding health and wellness programs, while enhancing employee engagement.

Materials Management	RESOURCE SOLUTIONS	Grow our Resource Solutions business – building on our successful recycling, organics, and solutions programs to drive higher sustainability for our customers, while supporting circular economy innovation.

Sustainable Operations	FUEL EFFICIENCY	Improve our fuel efficiency – reducing the environmental impact of collecting waste and recycling through additional automation and efficiencies, and adoption of new technologies.

Climate Leadership	GHG EMISSIONS	Further reduce our carbon footprint – as a founding member of the EPA Climate Leaders Program, Casella reduced its GHG emissions by 45% from 2005 to 2010. Casella has set a second goal to reduce GHG by 40% from 2010 to 2030.

Community Engagement	COMMUNITY GIVING	Increase our community giving – improving community engagement through charitable donations, in-kind services, and local community sponsorships

People, Culture and Belonging

Our commitment to workplace diversity and equity, and to fostering a culture of inclusion is rooted in our core values of service, trust, responsibility, integrity, continuous improvement and teamwork. Our vision is to draw on our Core Values to achieve diversity through our workforce, including leadership, through the following initiatives:

•	directing recruiting efforts to new talent pools, promoting diversity in our training and development programs, and encouraging diversity within our process for advancing our next cohort of leaders;

•	focusing on ongoing cultural awareness and competency training program for managers that emphasize people, culture and belonging; and

•	incorporating diversity, equity, and inclusion practices as part of our ongoing efforts to upgrade our procurement system and practices.

Employee Engagement & Training and Development

We are committed to building people and cultivating engagement by investing in our career path program in order to provide a clear and measurable development pathway for career growth, including the following training initiatives and programs.

•

Apprenticeships: We have developed an apprenticeship program for drivers and technicians, where we recruit new employees from diverse backgrounds and help them build the skills they need to thrive in our organization.

•

Commercial Driver’s License Training: We have developed a commercial driver’s license (“CDL”) training school and have partnered with several additional training schools across our operating footprint to help develop skilled drivers for our team. Since the program began near the end of 2020, we have supported over 200 drivers in securing their CDL, which has unlocked new opportunities for them within our company.

•

Operations Trainee Program: Our operations trainee program develops individuals into frontline management roles. Through on-the-job training, participants learn the technical and leadership skills required to lead our operations. This program has become a strong pipeline for our operating managers across our company. We continue to expand our management development programs across the organization.

•

Diesel Mechanic Training: In fiscal 2023, we launched our in house Diesel Technician school and, with our continued collaboration with technical schools, have produced several diesel technicians throughout our organization. We continue to enhance our training infrastructure and resources to attract, develop, and retain skilled diesel mechanics.

We have also increased our focus on Core Values training to support the continued growth of our workforce and ensure that new employees understand our culture and values. This training highlights our commitment to integrating new employees and ensuring that there is continuity in our message about culture within our organization.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy, objectives, program and process, as well as the compensation paid to our named executive officers in fiscal 2023. For fiscal 2023, our named executive officers were:

•	John W. Casella, our Chairman of the Board, Chief Executive Officer and Secretary;

•	Bradford J. Helgeson, who joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023;

•	Edmond R. Coletta, our President who also served as our Chief Financial Officer from December 2012 to November 2023;

•	Shelley E. Sayward, our Senior Vice President and General Counsel;

•	Paul J. Ligon, our Senior Vice President of Sustainable Growth; and

•	Sean M. Steves, our Senior Vice President and Chief Operating Officer of Solid Waste Operations.

Executive Summary

Objectives and Philosophy of Our Executive Compensation Program

The Compensation and Human Capital Committee seeks to achieve the following broad objectives in connection with our executive compensation program:

•	Attract, retain and incentivize qualified and talented executives by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent;

•	Reward achievement of our short-term and long-term business objectives, while discouraging excessive risk-taking behavior;

•	Ensure that executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•

Closely align the long-term interests of our executives with those of our stockholders by providing equity incentives that link a portion of the executives’ compensation with the future performance of our Class A common stock.

Company Performance Highlights and Execution Against 2024 Plan

Over the last several years, we have performed well against our key strategic initiatives, including in 2023 against our 2024 Plan. This solid execution has translated into sustained strong stockholder value creation, which continued in fiscal 2023.

The 2024 Plan is focused on further enhancing stockholder returns through the following strategic initiatives:

1.  Increasing landfill returns;

2.  Driving additional profitability in our collection operations;

3.  Creating incremental value through Resource Solutions;

4.  Allocating capital for return driven growth; and

5.  Strengthening four key foundational pillars:

•	People: Developing a safe, engaged, ready workforce to support growth.

•	Sustainable Growth: Driving profitable growth through an integrated resource solutions approach.

•	Technology: Driving profitable growth and efficiencies through technology.

•	Facilities: Developing necessary long-term infrastructure through facilities planning.

Through a focused effort and disciplined approach, we are executing well against the key financial and operational goals set forth within the 2024 Plan.

Our execution against our long-term strategy has resulted in strong financial performance and positive total shareholder returns over the last five years. This execution continued in fiscal 2023 with revenues up $179.5 million or 16.5%, Adjusted EBITDA* up $49.4 million or 20.1%, Adjusted Operating Income* up $2.8 million or 2.7%, net cash provided by operating activities up $15.8 million or 7.3%, and Adjusted Free Cash Flow* up $17.1 million or 15.4%, from fiscal 2022. Fiscal 2023 net income of $25.4 million was impacted by several items in the year. See Appendix B for additional information regarding these items as well as non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

The tables below, in some instances on an adjusted basis to exclude certain items, set forth our financial performance (dollars in millions and margin as a percentage of revenues):

*

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix B for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Fiscal 2023 Compensation Decisions

Our compensation decisions and payouts for fiscal 2023, including with respect to our named executive officers, were based on company and individual performance along with the Compensation and Human Capital Committee’s review of the competitive position of each executive as compared to relevant market compensation data as described below.

•	Base salary increases of 14.3% for Mr. John Casella and 3.5% for Ms. Sayward and Messrs. Coletta, Ligon and Steves, as compared to their base salaries in effect as of December 31, 2022;

•	Introduction of two new ESG performance goals for fiscal 2023 annual cash incentive compensation: Improvement in Total Recordable Incident Rate and Improvement in Turnover Rate;

•

Annual cash incentive compensation payout of 58.9% of the target annual cash incentive amount of each named executive officer (which for Mr. Helgeson was prorated based on his start date of November 6, 2023), driven by performance against two financial performance goals: our fiscal 2023 Adjusted Operating Income and Adjusted Free Cash Flow, and two ESG goals: Improvement in Total Recordable Incident Rate and Improvement in Turnover Rate, with the entire amount of such payments made to named executive officers based on the Company’s performance against such financial performance and ESG goals;

•

Awards consisting of 25% restricted stock units (“RSUs”), which vest based on continued service, and 75% performance-based stock units (“PSUs”), which vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the third year of the three-year performance period running from January 1, 2023 to December 31, 2025 and (ii) a multiplier based on Relative TSR, for the period running from January 1, 2023 to December 31, 2025, along with continued service through the vesting date. Relative TSR means the Company’s total shareholder return relative to the Russell 2000 Index; and

•

PSUs granted during the fiscal year ended December 31, 2021 (“fiscal 2021”) vested at 220% of target, based on our performance in Adjusted Free Cash Flow and Adjusted EBITDA for fiscal 2023, multiplied by a Relative TSR multiplier reflecting our 69.0th percentile achievement for the period running from January 1, 2021 to December 31, 2023.

Key Executive Compensation Practices

We engage in the following practices so that our executive compensation program achieves our objectives and is aligned with our stockholders’ interests:

WHAT WE DO	WHAT WE DON’T DO

Balance of short- and long-term incentive compensation; favors longer term

Majority of named executive officer pay is performance-based

75% of named executive officer annual equity awards are performance-based

Caps on named executive officer bonus payments

Limited use of perquisites

Executive officer and director stock ownership guidelines

Double-trigger equity vesting at change in control in our 2016 Incentive Plan

Clawback policy with respect to cash and equity incentive-based compensation

Annual “say-on-pay” votes

Independent Compensation and Human Capital Committee advisor

Do not guarantee salary increases or non-performance-based bonuses

Do not permit employees or directors to engage in hedging transactions, short sales of Company securities or the purchase or sale of puts, calls or other derivative securities based on Company securities (see “Corporate Governance – Restrictions on Hedging Transactions and Pledging Transactions”)

Do not provide excise tax gross-ups in future employment agreements

Do not provide excessive perquisites

Do not pay long-term incentive compensation in cash

Do not include evergreen provisions in stock incentive plan

Roles of Our Compensation and Human Capital Committee and Compensation and Human Capital Committee Consultant

The Compensation and Human Capital Committee is responsible for overseeing our executive compensation program. In this capacity, the Compensation and Human Capital Committee designs, implements, reviews and approves annually all compensation for our named executive officers. In the performance of its duties, the Compensation and Human Capital Committee periodically reviews the total compensation, including the base salary, annual incentive compensation opportunities, long-term incentive award opportunities and other benefits for each of our named executive officers. In the first quarter of each year, the Compensation and Human Capital Committee meets to determine base salary increases, if any, for our named executive officers; confirm the results of our prior-year performance for purposes of the annual incentive compensation awards; approve strategic and business objectives, which include the performance measures and goals for the annual incentive compensation plan; review the annual incentive compensation targets for the current year; and approve the form, amount, value and vesting criteria for equity awards.

The Compensation and Human Capital Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In fiscal 2023, the Compensation and Human Capital Committee retained an independent compensation consultant, Pay Governance, to assist the Compensation and Human Capital Committee in reviewing select benchmark information related to our executive and director compensation programs, reviewing our Compensation Discussion and Analysis disclosure, and administering the Relative TSR multiplier for performance-based stock units.

In making executive compensation decisions for fiscal 2023, the Compensation and Human Capital Committee analyzed a number of factors, including the compensation data provided by Pay Governance, sourced from independent commercially available compensation surveys and comparative reference groups, which included compensation information from our industry and other industries. Survey data gathered were size-adjusted (measured in revenue, using regression analysis to target our revenue scope as available) to ensure the data accurately reflect the general industry markets and companies with similar scope of operations with which we compete for executive talent.

The Compensation and Human Capital Committee also reviewed compensation programs of a peer group of publicly traded companies in the waste management industry. While we do not consider their compensation programs to be directly comparable to ours due to the larger size of those companies, we do review their programs to understand how relevant peers in our industry align performance-based compensation to key operating and financial metrics. This peer group, which is periodically reviewed and updated by the Compensation and Human Capital Committee and its external advisor, consists of GFL Environmental, Inc., Republic Services, Inc., Waste Connections, Inc. and Waste Management, Inc. While the Compensation and Human Capital Committee did not target any compensation element or total compensation for fiscal 2023 to any specified level of the peer group due to the relative size of the Company compared to the peer group companies, it reviewed the peer group executive compensation data to supplement its general understanding of current executive compensation practices and levels among the Company’s industry peers.

In addition, the Compensation and Human Capital Committee also relied on various other factors in making executive compensation decisions for fiscal 2023, including our 2024 Plan, our budget, our guidance ranges, existing compensation paid to executive officers, experience level of the individual, market factors, general economic conditions and corporate performance. As such, the Compensation and Human Capital Committee does not target a specific level of competitiveness versus market benchmark data for any pay element or in aggregate, but rather reviews the range of market competitive information as one factor, along with the others listed here, in making compensation decisions.

Say-on-Pay Feedback from Stockholders

The Compensation and Human Capital Committee carefully considers feedback received from stockholders on compensation for our named executive officers. At our 2023 Annual Meeting of Stockholders, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of more than 96% of the total votes cast. The Compensation and Human Capital Committee considered the results of the advisory stockholder vote, together with the other factors and data discussed in this proxy statement, in determining executive compensation decisions and policies. The Compensation and Human Capital Committee will continue to consider the outcome of the say-on-pay votes as it reviews and determines the total compensation packages for our named executive officers.

Overview of Elements of our Executive Compensation Program

The primary elements of our executive compensation program are:

Element	Objectives	Fixed or At Risk	Performance Measured	Cash or Equity
Base Salary

•  Attract and retain executive officers by offering fixed compensation that is generally competitive with market opportunities.

•  Recognizes each executive officer’s position, role, responsibility and experience.

		Fixed	Individual	Cash

Annual Cash Incentive Compensation	• Link pay and annual Company performance. • Align executive compensation with the annual financial and ESG performance of the Company.	At Risk	Corporate	Cash

Long-Term Incentive Compensation	• Align interests between executives and stockholders. • Reward for achievement of long-term financial objectives. • Reward stock price appreciation. • Retain talent and build executive ownership.	At Risk	Corporate and Shareholder Return	Equity (RSUs and PSUs)

Total Target Compensation

The overall mix of total target compensation for our Chief Executive Officer and our other named executive officers (other than Mr. Helgeson, our Executive Vice President and Chief Financial Officer) for fiscal 2023 is illustrated in the following charts:

*

Total target compensation mix includes target compensation for all other named executive officers other than Mr. Helgeson, who joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023.

The target compensation amounts for each fiscal 2023 compensation element for our named executive officers are shown in the table below. The actual base salary received, the actual annual cash incentive compensation award earned for fiscal 2023 and the grant date value of equity awards are reported in the Summary Compensation Table.

			Target Long-term Compensation
Named Executive Officer	Base Salary	Target Annual Cash Incentive Compensation	Time-Vested RSU Awards	Target PSU Awards	Total Target Compensation

John W. Casella	$739,692	$1,109,538	$475,000	$1,425,000	$3,749,230

Bradford J. Helgeson (1)	$69,886	$59,403	$—	$—	$129,289

Edmond R. Coletta	$483,134	$410,664	$200,000	$600,000	$1,693,798

Shelley E. Sayward	$331,200	$248,400	$93,750	$281,250	$954,600

Paul J. Ligon	$319,975	$239,981	$37,500	$112,500	$709,956

Sean M. Steves	$320,850	$240,638	$70,000	$210,000	$841,488

(1)

Mr. Helgeson joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023. His base salary and target annual cash incentive compensation was prorated based on his start date, and he was not eligible to receive any fiscal 2023 annual equity awards. Mr. Helgeson was granted a one-time RSU award and a one-time stock option award in connection with his appointment as Executive Vice President and Chief Financial Officer. See “Long-Term Incentive Compensation— Mr. Helgeson’s One-Time Equity Awards” below.

Executive Compensation Program – Design and Elements

Base Salary

On an annual basis, our Compensation and Human Capital Committee reviews and evaluates for adjustments to the base salaries of our named executive officers based on the scope of each executive’s responsibilities, individual contribution, prior experiences and sustained performance. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers, and none of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. In making decisions regarding salary increases, the Compensation and Human Capital Committee may also draw on the experiences of members of our Board with other companies and its review of independent commercially available salary surveys and publicly available compensation information. After taking into consideration such factors, the Compensation and Human Capital Committee approved annual base salary increases of 14.3% for Mr. John Casella and 3.5% for Ms. Sayward and Messrs. Coletta, Ligon and Steves for fiscal 2023.

The following table sets forth the annual base salaries of our named executive officers for fiscal 2023 and fiscal 2022:

Name	Annual Base Salary for Fiscal 2023	Annual Base Salary for Fiscal 2022		Percentage Increase in Base Salary (1)

John W. Casella	$739,692	$647,149		14.3%

Bradford J. Helgeson (2)	$69,886	N/A		N/A

Edmond R. Coletta	$483,134	$466,796		3.5%

Shelley E. Sayward	$331,200	$320,000		3.5%

Paul J. Ligon	$319,975	$309,155	(3)	3.5%

Sean M. Steves	$320,850	$310,000	(4)	3.5%

(1)	Reflects percentage increase in base salary for 2023 as compared to the base salary in effect on December 31, 2022.

(2)	Mr. Helgeson joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023, and his base salary was prorated based on his start date.

(3)	Mr. Ligon’s base salary was $300,150 from January 1, 2022 through February 28, 2022 and $309,155 from March 1, 2022 through December 31, 2022. His annualized base salary for 2022 was $307,654.

(4)

Mr. Steves’ base salary was $212,475 from January 1, 2022 through February 28, 2022, $228,348 from March 1, 2022 through June 30, 2022 and $310,000 from July 1, 2022 through December 31, 2022. His annualized base salary for 2022 was $267,362.

Annual Cash Incentive Compensation

Annual incentive compensation is paid to our named executive officers under our Non-Equity Incentive Plan, pursuant to which participants are granted awards that are earned at the end of a fiscal year, subject to the achievement of performance goals established by the Compensation and Human Capital Committee. Performance goals for the applicable fiscal year are established by the Compensation and Human Capital Committee and based on attainment of specified levels of one or any combination of performance measures. The amount of incentive compensation paid to a named executive officer may, in the sole discretion of the Compensation and Human Capital Committee, be less than or more than the amount otherwise payable to such named executive officer based on attainment of performance goals for the applicable fiscal year. No such discretion was used in fiscal 2023, and payouts under the Non-Equity Incentive Plan were consistent with the calculated payout under the performance goals.

Fiscal 2023 Target and Maximum Annual Cash Incentive Amounts

The Compensation and Human Capital Committee determined that each of the Company’s named executive officers would have an opportunity to earn annual incentive compensation for fiscal 2023 based on a percentage of annual base salary. The target annual cash incentive opportunity of each named executive officer for fiscal 2023, based upon the following percentage of the respective officer’s annual base salary, was as follows:

Name	Fiscal 2023 Target Annual Cash Incentive as Percentage of Base Salary (1)	Fiscal 2023 Target Annual Cash Incentive Amount

John W. Casella	150%	$1,109,538

Bradford J. Helgeson (2)	85%	$59,403

Edmond R. Coletta	85%	$410,664

Shelley E. Sayward	75%	$248,400

Paul J. Ligon	75%	$239,981

Sean M. Steves	75%	$240,638

(1)

There were no increases in our named executive officers’ target annual cash incentive percentages from fiscal 2022 to fiscal 2023, other than an increase from 60% to 75% for Mr. Steves, to bring him in line with other senior vice presidents of the Company with similar responsibilities as well as to increase his total target cash compensation closer to the 50th percentile of other similarly situated executives per our benchmarking research.

(2)	Mr. Helgeson joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023, and his target annual cash incentive amount was prorated based on his start date.

The maximum annual cash incentive opportunity of each named executive officer for fiscal 2023 was capped at 200% of the named executive officer’s target annual cash incentive opportunity.

Fiscal 2023 Performance Measures, Weightings and Goals

In December 2022, the Compensation and Human Capital Committee established performance measures and specific performance goals based solely on Company performance, and not individual performance, which had to be achieved in order for any annual incentive compensation to be paid to our named executive officers for fiscal 2023. The Compensation and Human Capital Committee evaluated key financial measures and decided to maintain Adjusted Operating Income and Adjusted Free Cash Flow, both non-GAAP financial measures, as appropriate drivers of performance under the Non-Equity Incentive Plan for fiscal 2023. In addition, the committee decided to introduce two new ESG performance measures relating to (1) total recordable incident rate, which is calculated as the total number of recordable safety incidents during the most recently completed fiscal year multiplied by 200,000, divided by total hours worked by all Company employees during such fiscal year (“Improvement in Total Recordable Incident Rate”) and (2) the turnover rate of Company employees, which is calculated as the number of employees that have left the Company in the most recently completed fiscal year divided by the total number of Company employees at the end of the fiscal year prior to the most recently completed fiscal year (“Improvement in Turnover Rate”). The Compensation and Human Capital Committee adopted this change to help drive accountability within the management team for advancing the Company’s ESG goals and to reflect the Company’s commitment to our employees and workplace safety. All of our named executive officers were assigned the same performance measures and weightings in recognition of their shared responsibility for overall corporate financial and ESG performance. The performance measures and weightings for fiscal 2023 annual cash incentive compensation were as follows:

	Fiscal 2023 Performance Measures and Weightings
	Adjusted Operating Income	Adjusted Free Cash Flow (1)	Improvement in Total Recordable Incident Rate	Improvement in Turnover Rate
For All Executive Officers	45%	45%	5%	5%

(1)

If Adjusted Free Cash Flow for fiscal 2023 did not exceed a certain minimum amount (“Adjusted Free Cash Flow Gate”), no annual incentive compensation would be paid to the executive officers under the Non-Equity Incentive Plan for fiscal 2023 even if achievement of the other performance goals would have resulted in payment of the annual incentive compensation.

Each performance goal has a performance range built around it, with a corresponding increase or decrease in the associated annual incentive compensation opportunity. The range of performance goals and associated incentive compensation opportunities for all named executive officers under the Non-Equity Incentive Plan for fiscal 2023 was expressed in the form of “minimum”, “threshold”, “target” and “maximum” achievement levels. Between each of the achievement levels, results would be interpolated to calculate specific annual incentive compensation award percentages.

Impact of the GFL and Twin Bridges Transactions on Fiscal 2023 Annual Cash Incentive Compensation

Our acquisition of the equity interests of certain subsidiaries of GFL Environmental Inc. closed on June 30, 2023, and our acquisition of the assets of Consolidated Waste Service, LLC and its affiliates (dba Twin Bridges) closed on September 1, 2023 (the “GFL and TB Transactions”). In connection with the GFL and TB Transactions, the Compensation and Human Capital Committee reviewed the performance goals under the Non-Equity Incentive Plan for fiscal 2023. In November 2023, the Compensation and Human Capital Committee determined that it would be appropriate and in the best interest of stockholders to adjust the performance goals for fiscal 2023 annual cash incentive compensation to be earned under the Non-Equity Incentive Plan to reflect the GFL and TB Transactions in order to avoid potential windfalls by the employees arising from the contributions of acquired companies that had not been budgeted when the performance goals were initially set. Accordingly, to promote management accountability for meeting the financial and strategic objectives of the GFL and TB Transactions and to align pay with shareholder outcomes, the Compensation and Human Capital Committee adjusted the previously established Adjusted Operating Income and Adjusted Free Cash Flow performance goals for the Non-Equity Incentive Plan based on a pro rata share of the first year contribution from the pro forma models for each of the GFL and TB Transactions. No adjustments were made to the previously established Improvement in Total Recordable Incident Rate and Improvement in Turnover Rate performance goals under the Non-Equity Incentive Plan due to insufficient data for the acquired businesses regarding those metrics. Such adjustments were designed to preserve the rigor of the originally established goals in light of the expanded scope of the Company’s business following completion of the GFL and TB Transactions.

Adjusted Free Cash Flow for fiscal 2023 exceeded the Adjusted Free Cash Flow Gate of $111.2 million. The goals and performance ranges for Adjusted Operating Income, Adjusted Free Cash Flow, Improvement in

Total Recordable Incident Rate and Improvement in Turnover Rate for all named executive officers and the degree to which we attained these goals in fiscal 2023 are as follows (dollars in millions):

Performance Measure	Weighting	Minimum (0% Payout)	Threshold (60% Payout)	Target (100% Payout)	(150% Payout)	Maximum (200% Payout)	Actual Achievement	Payout %

Adjusted Operating Income (1)	45%	$101.4	$106.5	$111.6	$114.1	$116.7	$105.0	42.5%

Adjusted Free Cash Flow (1)	45%	$116.8	$127.9	$130.7	$133.4	$139.0	$128.3	66.1%

Improvement in Total Recordable Incident Rate	5%	5.55	5.38	5.27	—	—	5.25	100%

Improvement in Turnover Rate	5%	36.25%	34.62%	33.53%	—	—	29.40%	100%

						Overall Payout as a % Against Target		58.9%

(1)

Adjusted Operating Income and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix B for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Fiscal 2023 Annual Cash Incentive Payments

Based on performance against our performance goals for fiscal 2023 (as adjusted for the GFL and TB Transactions as discussed above), each named executive officer received a payout of 58.9% of such named executive officer’s target annual cash incentive amount as set forth in the table below.

Name	Fiscal 2023 Target Annual Cash Incentive Amount	Payout % Against Target	Actual Fiscal 2023 Annual Cash Incentive Amount

John W. Casella	$1,109,538	58.9%	$653,199

Bradford J. Helgeson (1)	$59,403	58.9%	$33,932

Edmond R. Coletta	$410,664	58.9%	$241,763

Shelley E. Sayward	$248,400	58.9%	$146,236

Paul J. Ligon	$239,981	58.9%	$140,839

Sean M. Steves	$240,638	58.9%	$141,666

(1)	Mr. Helgeson joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023. He received a prorated annual cash incentive award based on his start date.

Long-Term Incentive Compensation

Our named executive officers are eligible to receive equity awards under our stock incentive plan. We typically make equity awards to our officers and employees as an incentive to enhance long-term stockholder value. Equity awards are typically granted when the person is first hired or receives a promotion or other significant change in responsibility, and thereafter once annually as a part of our broader equity incentive compensation program at a regularly scheduled Compensation and Human Capital Committee meeting early in the fiscal year. Our long-term incentive compensation program includes the granting of annual awards up to 75% in the form of PSUs and 25% in the form of RSUs to our executive officers. The Compensation and Human

Capital Committee believes that this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term stockholder value creation.

Fiscal 2023 RSU Awards

In fiscal 2023, we granted annual time-based RSU awards to our named executive officers (other than Mr. Helgeson), which vest based on continued employment in three equal annual installments beginning on the first anniversary of the date of grant. Each RSU represents the right to receive a share of our Class A common stock. The RSUs will vest in full, if on or prior to the first anniversary of the date of the consummation of a change of control of the Company, a named executive officer’s service with the Company is terminated without cause. The number of time-based RSUs granted to our named executive officers (other than Mr. Helgeson) in fiscal 2023 are as follows:

Name	Number of RSUs Granted

John W. Casella	6,298

Edmond R. Coletta	2,652

Shelley E. Sayward	1,243

Paul J. Ligon	497

Sean M. Steves	928

Fiscal 2023 PSU Awards

In fiscal 2023, we granted annual PSU awards to our named executive officers (other than Mr. Helgeson), with each PSU award representing the right to receive a percentage of a target number of shares of Class A common stock up to a maximum number of shares of Class A common stock (equal to 240% of the target number of shares if the maximum 200% of the target number of shares is earned based on performance objectives and is further multiplied by a maximum Relative TSR multiplier of 120%). The target number of shares and the maximum number of shares subject to the PSU awards are as follows:

Name	Target Number of Shares Issuable Upon Vesting of PSUs	Maximum Number of Shares Issuable Upon Vesting of PSUs

John W. Casella	18,896	45,350

Edmond R. Coletta	7,956	19,094

Shelley E. Sayward	3,729	8,949

Paul J. Ligon	1,491	3,578

Sean M. Steves	2,784	6,681

The vesting of the PSUs will be based upon (i) our level of achievement of Adjusted Free Cash (weighted 50%) and Adjusted EBITDA (weighted 50%) during the third year (the “measurement period”) of our three-year performance period running from January 1, 2023 to December 31, 2025 (the “three-year performance period”) and (ii) a multiplier based on Relative TSR for the three-year performance period, along with continued service through the vesting date. The targets for the performance objectives were set by the Compensation and Human Capital Committee at the beginning of the three-year performance period.

The number of shares of Class A common stock issuable upon vesting of the PSUs at the end of the three-year performance period will be equal to (i) the target number of shares multiplied by (ii) the percentage of the target number of shares that are eligible to vest based on the level of achievement of the performance objectives during the measurement period multiplied by (iii) the Relative TSR multiplier for the three-year performance period. The Relative TSR multiplier will be determined as follows:

Relative TSR Percentile	Relative TSR Multiplier

0 to 25th	80%

25.01 to 50th	90%

50.01 to 75th	110%

75.01 to 100th	120%

In setting the targets for the PSUs’ performance objectives at the beginning of the three-year performance period, the Compensation and Human Capital Committee approved targets that were aligned with the Company’s long-term strategic plan during the measurement period. The Compensation and Human Capital Committee believed that such targets would be reasonably achievable with strong performance by the Company at the target attainment level and would require outperformance at the maximum attainment level.

Impact of the GFL and Twin Bridges Transactions on PSUs

In connection with the GFL and TB Transactions, the Compensation and Human Capital Committee reviewed the performance targets under the PSUs granted to named executive officers in March 2021 (the “2021 PSUs”), March 2022 (the “2022 PSUs”) and March 2023 (the “2023 PSUs”, and together with the 2021 PSUs and the 2022 PSUs, the “Unvested PSUs”) which were the three sets of PSUs that were not yet vested at the time the GFL and TB Transactions closed. In November 2023, the Compensation and Human Capital Committee determined that it would be appropriate and in the best interest of stockholders to adjust the performance goals under the Unvested PSUs to reflect the GFL and TB Transactions. Such adjustments were contemplated by the terms of the grants made to employees in order to avoid potential windfalls by the employees arising from the contributions of acquired companies that had not been budgeted when the targets were initially set. Accordingly, to promote management accountability for meeting the financial and strategic objectives of the GFL and TB transactions and to align pay with shareholder outcomes, the Compensation and Human Capital Committee adjusted the previously established Adjusted Free Cash Flow and Adjusted EBITDA performance goals of the PSUs for each of fiscal 2023, fiscal 2024 and the fiscal year ending December 31, 2025 (“fiscal 2025”) based on a discounted pro rata contribution from the pro forma models for each of the GFL and TB Transactions, and made a cash interest adjustment to reflect changes in the Company’s capital structure in connection with the transactions. The Compensation and Human Capital Committee decided to discount the contributions from the pro forma models to reflect the uncertainty in the models and to recognize the efforts of the Company’s team in completing and integrating the acquisitions. The discounts were 5.5% and 5.0% to the pro forma Adjusted EBITDA contribution from the GFL and TB Transactions for fiscal 2024 and fiscal 2025, respectively, and 11.0% and 12.7% to the pro forma Adjusted Free Cash Flow contribution from the GFL and TB Transactions for fiscal 2024 and fiscal 2025, respectively. Such adjustments were designed to preserve the rigor of the originally established goals in light of the expanded scope of the Company’s business following completion of the GFL and TB Transactions.

Vesting of Fiscal 2021 PSUs

During fiscal 2021, we granted PSUs to each named executive officer (other than Mr. Helgeson), with each PSU award representing the right to receive a percentage of a target number of shares of Class A common stock up to a maximum number of shares of Class A common stock (equal to 240% of the target number of shares if the maximum 200% of the target number of shares is earned based on performance objectives and is further multiplied by a maximum Relative TSR multiplier of 120%). The number of shares of Class A common stock issuable upon vesting of the PSUs would be equal to (i) the target number of shares, multiplied by (ii) the percentage of such target number of shares that are eligible to vest based on our level of achievement of Adjusted Free Cash Flow (weighted 50%) and Adjusted EBITDA (weighted 50%) during fiscal 2023, multiplied by (iii) a Relative TSR multiplier for the period running from January 1, 2021 to December 31, 2023. The range of performance goals was expressed in the form of “threshold,” “target” and “maximum” achievement levels. Between each of the achievement levels, results would be interpolated within each achievement level to calculate specific percentages of achievement of the performance goals.

The goals and performance ranges for Adjusted Free Cash Flow and Adjusted EBITDA for the fiscal 2021 PSU awards (as adjusted for the GFL and TB Transactions as discussed above), and the degree to which we achieved these goals in fiscal 2023, are as follows (dollars in millions):

Performance Measure	Weighting	Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)	Actual Achievement	Achievement %

Adjusted Free Cash Flow (1)	50%	$95.5	$102.0	$108.5	$128.3	200%

Adjusted EBITDA (1)	50%	$237.3	$244.8	$252.3	$294.6	200%

				Overall Achievement %		200%

(1)

Adjusted Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. See Appendix B for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

The overall achievement of 200% of the Adjusted Free Cash Flow and Adjusted EBITDA goals was then subject to adjustment by the Relative TSR Multiplier, which is based on a comparison of our TSR to the TSR of the Russell 2000 Index for the period running from January 1, 2021 to December 31, 2023, determined as follows:

	Relative TSR Percentile	Relative TSR Multiplier

	0 to 25th	80%

	25.01 to 50th	90%

	50.01 to 75th	110%

	75.01 to 100th	120%

Actual Achievement	69.0	110%

The 200% achievement percentage of the Adjusted Free Cash Flow and Adjusted EBITDA goals for fiscal 2023, multiplied by the Relative TSR Multiplier of 110%, resulted in an overall achievement percentage of 220% and the vesting of 220% of the target number of shares of the fiscal 2021 PSU awards as set forth in the table below.

Vesting of Fiscal 2021 PSUs

Name	Target Number of Shares	Maximum Number of Shares	Achievement %	Actual Number of Shares Issued

John W. Casella	18,547	44,513	220%	40,803

Edmond R. Coletta	9,274	22,258	220%	20,403

Shelley E. Sayward	2,318	5,563	220%	5,100

Paul J. Ligon	773	1,855	220%	1,701

Sean M. Steves	438	1,051	220%	964

Mr. Helgeson’s New-Hire Equity Awards

In connection with Mr. Helgeson’s appointment as Executive Vice President and Chief Financial Officer, effective November 6, 2023, the Compensation and Human Capital Committee granted Mr. Helgeson (i) a new-hire award of 1,881 RSUs (with a target grant value of $150,000) that will vest in equal annual installments over a three-year period, commencing on the first anniversary of the grant date and (ii) a new-hire stock option award for the purchase of 17,500 shares of the Company’s common stock that will vest in equal annual installments over a five-year period, commencing on the first anniversary of the grant date.

Benefits and Other Compensation

We maintain broad based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case, on the same basis as other employees.

We provide limited perquisites to our named executive officers. We provide these benefits because we believe it is reasonable, competitive and consistent with our overall executive compensation program. In fiscal 2023, we provided contributions to a 401(k) plan for all named executive officers, car allowances for all named executive officers, tax gross up payments with respect to car allowances for Messrs. Casella and Coletta and a tax gross up payment with respect to Mr. John Casella’s imputed income attributed to the travel by certain of his family members accompanying him on business-related flights on our corporate aircraft when space was available. Such travel had no incremental cost to the Company.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with our named executive officers, each such named executive officer is entitled to specified benefits in the event of the termination of his or her employment under specified circumstances, including termination following a change of control of the Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below.

Executive Officer Stock Ownership Policy

We have adopted an executive officer stock ownership policy reflective of the Board’s view that all executive officers should have a significant personal investment in the Company through their ownership of shares of Class A common stock. Our stock ownership policy is applicable to all executive officers who are required to file reports pursuant to Section 16 of the Exchange Act and requires such executive officers to hold shares of Class A common stock or other equity rights, including restricted stock with time-based vesting, vested stock options and restricted stock units with time-based vesting, with a value at least equal to the following multiple of the individual’s respective base salary: Chief Executive Officer: 3X, President: 2X, Chief Financial Officer: 2X and our other executive officers: 1X. The stock ownership requirement will be measured as to each executive officer as of March 1 (the “measurement date”) of each year. In the event that an executive officer does not satisfy the stock ownership requirement as of any measurement date, then such executive officer is required to retain all shares of Class A common stock held by such executive officer, subject to certain exceptions, and any shares thereafter acquired by such executive officer until such time as such executive officer satisfies the stock ownership requirement. As of March 1, 2024, all of our executive officers were in compliance with the executive officer stock ownership policy, other than Mr. Helgeson, who joined the Company on November 6, 2023, and Kevin Drohan, our Vice President and Chief Accounting Officer.

Compensation Clawback Policy

In October 2023, our Board adopted an Amended and Restated Compensation Clawback Policy (the “Clawback Policy”), which provides, in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will attempt to recover any incentive-based compensation received by any current or former executive officer (each, a “Covered Officer”) during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement (the “Recovery Period”) that is in excess of what otherwise would have been received by such executive officer had the amount of incentive-based compensation been determined based on the restated amounts (“Excess Incentive-Based Compensation”). In addition, in the event that we are required to prepare an accounting restatement, we will use reasonable efforts to recover from any current or former employee of the Company who is not a Covered Officer any Excess Incentive-Based Compensation if the Compensation and Human Capital Committee determines that such employee committed any act or omission that contributed to the circumstances requiring the accounting restatement and such act or omission involved: (i) negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of the employment by the Company; or (ii) a breach of a fiduciary duty to the Company or its stockholders. Under the Clawback Policy, in the event that we are required to prepare an accounting restatement, we will also use reasonable efforts to recover from each Covered Officer or current or former employee of the Company up to 100% of the incentive-based compensation received by such employee from the Company during the Recovery Period if the Compensation and Human Capital Committee determines that such officer’s or employee’s act or omission contributed to the circumstances requiring the accounting restatement and such act or omission involved any of the following: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of employment by the Company or (ii) fraud in the course of the employment by the Company.

Limitations under Internal Revenue Code Section 162(m)

We are generally entitled to a U.S. federal income tax deduction with respect to compensation paid to our service providers, subject to limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. While the Compensation and Human Capital Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2023.

Compensation and Human Capital Committee Report

Our Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Human Capital Committee of the Board of Directors of Casella Waste Systems, Inc.

William P. Hulligan, Chair

Emily Nagle Green

Rose Stuckey Kirk

Gary Sova

Summary Compensation

The following table sets forth the total compensation earned by, paid to or granted to our named executive officers during the fiscal years indicated.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non- Equity Incentive Plan Com- pensation ($)	All Other Compensation ($) (3)	Total ($)

John W. Casella	2023	739,692	2,046,324	—	653,199	22,382	3,461,597
Chairman and Chief Executive Officer	2022	647,149	1,773,790	—	1,675,105	24,027	4,120,071
	2021	628,300	1,695,668	—	1,884,900	25,086	4,233,954

Bradford J. Helgeson (4)	2023	69,886	149,953	525,466	33,932	1,118	780,355
Executive Vice President and Chief Financial Officer

Edmond R. Coletta (5)	2023	483,134	861,608	—	241,763	15,669	1,602,174
President and Former Chief Financial Officer	2022	466,796	886,895	2,175,161	684,687	15,826	4,229,365
	2021	453,200	847,870	—	770,440	19,384	2,090,894

Shelley E. Sayward	2023	331,200	403,838	—	146,236	13,803	895,077
Senior Vice President and General Counsel	2022	320,000	388,038	—	414,150	13,300	1,135,488
	2021	300,000	211,948	199,972	450,000	16,114	1,178,034

Paul J. Ligon	2023	319,975	161,470	—	140,839	15,353	637,637
Senior Vice President of Sustainable Growth	2022	307,654	128,785	—	287,006	15,353	738,798

Sean M. Steves	2023	320,850	301,498	—	141,666	14,234	778,248
Senior Vice President and Chief Operating Officer of Solid Waste Operations	2022	267,362	128,785	—	320,966	13,967	731,080

(1)

Amounts shown in this column reflect the aggregate grant date fair value of RSUs and PSUs granted under our 2016 Incentive Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to calculate the grant date fair value of PSUs are set forth in Note 14 to our Consolidated Financial Statements included in the 2023 Form 10-K. The grant date fair value of RSUs is based upon the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the grant date. The grant date fair value of PSUs granted in fiscal 2023 is based on the probable outcome of the applicable performance conditions which reflects the target level of performance. The grant date fair value of PSUs granted in fiscal 2023 based on attainment of the maximum level of performance is as follows: $3,771,339 for Mr. John Casella, $1,587,890 for Mr. Coletta, $744,249 for Ms. Sayward, $297,580 for Mr. Ligon and $555,642 for Mr. Steves.

(2)

Reflects the aggregate grant date fair value for stock options granted under our 2016 Incentive Plan in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of stock options are set forth in Note 14 to our Consolidated Financial Statements included in the 2023 Form 10-K.

(3)

The amounts reported in All Other Compensation reflect, for each named executive officer, the sum of (i) the amount we contributed to the 401(k) plan, (ii) the amount of tax gross-ups we paid and (iii) the incremental cost to us of all perquisites and other personal benefits. The following table sets forth All Other Compensation paid to or accrued by our named executive officers in 2023:

Name	401(k) Plan Matching Contributions ($)	Car Allowance and Usage ($)	Tax Gross-Up Payments ($)
John W. Casella (a)	6,100	7,370	8,912	(b)
Bradford E. Helgeson	—	1,118	—
Edmond R. Coletta	6,100	7,800	1,769	(c)
Shelley E. Sayward	6,100	7,703	—
Paul J. Ligon	6,100	9,253	—
Sean M. Steves	6,100	8,134	—

(a)

During fiscal 2023, certain of Mr. John Casella’s family members accompanied him on certain business-related flights on our corporate aircraft when space was available, but the family members’ presence on the flights did not result in any incremental cost to the Company.

(b)

This amount consists of a tax gross up provided with respect to car allowance and usage ($7,239) and a tax gross up provided with respect to the imputed income relating to travel on our corporate aircraft described in (a) above ($1,673).

(c)	This amount consists of a tax gross up provided with respect to car allowance and usage.

(4)	Mr. Helgeson joined the Company as Executive Vice President and Chief Financial Officer, effective November 6, 2023.

(5)	Mr. Coletta served as our Chief Financial Officer from December 2012 to November 5, 2023.

Grants of Plan-Based Awards

The following table sets forth information plan-based awards granted to our named executive officers during fiscal 2023.

Fiscal 2023 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Casella	N/A	N/A	—	1,109,538	2,219,076	—	—	—	—	—	—	—
	3/10/2023	2/15/2023	—	—	—	—	—	—	6,298	—	—	474,932
	3/10/2023	2/15/2023	—	—	—	—	18,896	45,350	—	—	—	1,571,392
Bradford J. Helgeson	N/A	N/A	—	59,403	118,806	—	—	—	—	—	—	—
	11/6/2023	10/31/2023	—	—	—	—	—	—	1,881	—	—	149,953
	11/6/2023	10/31/2023	—	—	—	—	—	—	—	17,500	79.72	525,466
Edmond R. Coletta	N/A	N/A	—	410,664	821,328	—	—	—	—	—	—	—
	3/10/2023	2/15/2023	—	—	—	—	—	—	2,652	—	—	199,987
	3/10/2023	2/15/2023	—	—	—	—	7,956	19,094	—	—	—	661,621
Shelley E. Sayward	N/A	N/A	—	248,400	496,800	—	—	—	—	—	—	—
	3/10/2023	2/15/2023	—	—	—	—	—	—	1,243	—	—	93,735
	3/10/2023	2/15/2023	—	—	—	—	3,729	8,949	—	—	—	310,103
Paul J. Ligon	N/A	N/A	—	239,981	479,962	—	—	—	—	—	—	—
	3/10/2023	2/15/2023	—	—	—	—	—	—	497	—	—	37,479
	3/10/2023	2/15/2023	—	—	—	—	1,491	3,578	—	—	—	123,991
Sean M. Steves	N/A	N/A	—	240,638	481,276	—	—	—	—	—	—	—
	3/10/2023	2/15/2023	—	—	—	—	—	—	928	—	—	69,980
	3/10/2023	2/15/2023	—	—	—	—	2,784	6,681	—	—	—	231,518

(1)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable as annual cash incentive compensation under the Non-Equity Incentive Plan, respectively. The actual amounts earned in fiscal 2023 are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout Under Non-Equity Incentive Plan for Fiscal 2023

John W. Casella	$653,199

Bradford J. Helgeson	$33,932

Edmond R. Coletta	$241,763

Shelley E. Sayward	$146,236

Paul J. Ligon	$140,839

Sean M. Steves	$141,666

(2)

Represents PSUs granted under our 2016 Incentive Plan. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the measurement period of our three-year performance period running from January 1, 2023 to December 31, 2025 and (ii) a Relative TSR multiplier for the period running from January 1, 2023 to December 31, 2025.

(3)

Represents RSUs granted under our 2016 Incentive Plan. The RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(4)	Represents a stock option award granted under our 2016 Incentive Plan. The stock option award vests in five equal installments on each of the first five anniversaries of the grant date.

(5)	The exercise price per share is equal to the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the grant date.

(6)

The grant date fair value of RSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the grant date. The grant date fair value of PSUs is calculated in accordance with FASB ASC Topic 718 using a Monte Carlo pricing model as set forth in Note 14 of our Consolidated Financial Statements included in the 2023 Form 10-K and is based on the probable outcome of the applicable performance conditions which reflects the target level of performance. The grant date fair value of stock options is calculated in accordance with FASB ASC Topic 718 using a Black-Scholes valuation model as set forth in Note 14 of our Consolidated Financial Statements included in the 2023 Form 10-K.

Information Relating to Equity Awards and Holdings

The following table sets forth information regarding outstanding unexercised options and stock units that have not vested and related information for each of our named executive officers as of December 31, 2023.

Outstanding Equity Awards at December 31, 2023

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John W. Casella	27,940	—		12.48	11/16/2026	—		—	—		—
	—	—		—	—	2,061	(1)	176,133	—		—
	—	—		—	—	2,940	(2)	251,252	—		—
	—	—		—	—	6,298	(3)	538,227	—		—
	—	—		—	—	—		—	13,230	(4)	1,130,636
	—	—		—	—	—		—	18,896	(5)	1,614,852
Bradford J. Helgeson	—	17,500	(6)	79.72	11/6/2033	—		—	—		—
	—	—		—	—	1,881		160,750	—		—
Edmond R. Coletta	15,000	60,000	(7)	82.47	7/31/2032	—		—	—		—
	—	—		—	—	1,030	(1)	88,024	—		—
	—	—		—	—	1,470	(2)	125,626	—		—
	—	—		—	—	2,652	(3)	226,640	—		—
	—	—		—	—	—		—	6,615	(4)	679,920
	—	—		—	—	—		—	7,956	(5)	565,318
Shelley E. Sayward	5,597	2,799	(8)	68.78	7/29/2031	—		—	—		—
	—	—		—	—	258	(1)	22,049	—		—
	—	—		—	—	643	(2)	54,951	—		—
	—	—		—	—	1,243	(3)	106,227	—		—
	—	—		—	—	—		—	2,894	(4)	247,321
	—	—		—	—	—		—	3,729	(5)	318,680
Paul J. Ligon	—	—		—	—	258	(1)	22,049	—		—
	—	—		—	—	441	(2)	37,688	—		—
	—	—		—	—	497	(3)	42,474	—		—
	—	—		—	—	—		—	662	(4)	56,575
	—	—		—	—	—		—	1,491	(5)	127,421
Sean M. Steves	—	—		—	—	146	(1)	12,477	—		—
	—	—		—	—	441	(2)	37,688	—		—
	—	—		—	—	928	(3)	79,307	—		—
	—	—		—	—	—		—	662	(4)	56,575
	—	—		—	—	—		—	2,784	(5)	237,921

(1)	Represents RSUs granted on March 12, 2021. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(2)	Represents RSUs granted on March 11, 2022. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(3)	Represents RSUs granted on March 10, 2023. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(4)

Represents PSUs granted on March 11, 2022 at the target award level. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the measurement period of our three-year performance period running from January 1, 2022 to December 31, 2024 and (ii) a Relative TSR multiplier for the period running from January 1, 2022 to December 31, 2024.

(5)

Represents PSUs granted on March 10, 2023 at the target award level. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the measurement period of our three-year performance period running from January 1, 2023 to December 31, 2025 and (ii) a Relative TSR multiplier for the period running from January 1, 2023 to December 31, 2025.

(6)	Represents a stock option award granted on November 6, 2023. The stock option award vests in equal installments over five years, commencing on the first anniversary of the grant date.

(7)	Represents a stock option award granted on August 1, 2022. The stock option award vests in equal installments over five years, commencing on the first anniversary of the grant date.

(8)	Represents a stock option award granted on July 30, 2021. The stock option award vests in equal installments over three years, commencing on the first anniversary of the grant date.

Option Exercises and Stock Vested During Fiscal 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)

John W. Casella	724	54,409	47,403	4,237,887

Bradford J. Helgeson	—	—	—	—

Edmond R. Coletta	—	—	23,704	2,119,159

Shelley E. Sayward	—	—	5,897	527,482

Paul J. Ligon	—	—	6,669	542,513

Sean M. Steves	—	—	1,549	134,136

(1)	Number of shares acquired on exercise of stock options is the gross number of shares exercised.

(2)	Number of shares acquired on vesting of stock awards is the gross number of shares vested.

Potential Payments Upon Termination or Change of Control

Employment Agreements

We have employment agreements with Messrs. John Casella, Helgeson, Coletta, Ligon and Steves and Ms. Sayward, which we entered into as follows: Mr. John Casella: December 8, 1999, as amended on December 30, 2008; Mr. Helgeson: October 31, 2023; Mr. Coletta: June 20, 2022 and effective as of July 1, 2022; Mr. Ligon: March 6, 2012; Mr. Steves: June 20, 2022 and effective as of July 1, 2022; and Ms. Sayward: January 1, 2021.

Each of Mr. John Casella’s and Mr. Ligon’s employment agreement has an initial term of three years and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. Each of Messrs. Coletta’s, Helgeson’s and Steves’ and Ms. Sayward’s employment agreement has an initial term of one year and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. Pursuant to the terms of their employment agreements, each of Messrs. John Casella, Helgeson, Coletta, Ligon and Steves and Ms. Sayward is entitled to a specified annual base salary, subject to adjustment as set forth in the agreement, an annual bonus consisting of cash, stock awards or a combination of cash and stock awards, in an amount determined by the Compensation and Human Capital Committee each fiscal year, and a severance package upon the termination of employment. The base salary and bonus components of their compensation are described above under “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Base Salary” and “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Cash Incentive Compensation”.

Mr. John Casella has agreed not to compete with us for a period of two years after the termination of his employment within 300 miles of any facility operated by us during the term of his employment and not to solicit our customers, accounts or employees for a period of two years after the termination of his employment. Each of Messrs. Coletta, Helgeson, Ligon and Steves and Ms. Sayward has agreed not to compete with us for a period of one year after the termination of his or her employment within 100 miles of any facility operated by us during the term of his or her employment and not to solicit our customers, accounts or employees for a period of one year after the termination of his or her employment. In the event that Mr. John Casella terminates his employment voluntarily and is not entitled to severance, the non-compete provisions of his agreement would not apply unless we continue to pay his base salary and any termination benefits or payments required under his agreement.

In the event Mr. John Casella’s employment is terminated by us other than for cause (as defined below), he will be entitled to payment of an amount equal to (a) three times the sum of (i) the highest annual base salary paid to him at any time prior to his termination, payable bi-weekly or otherwise in accordance with Company payroll practices, commencing immediately upon termination and (ii) the higher of the most recent bonus paid to him at any time prior to his termination or 50% of his annual base salary immediately prior to such termination, payable in a lump sum within 60 days of such termination, plus (b) an amount in cash equal to the value of any accrued but unpaid or unused, as applicable, base salary, bonus and vacation, payable in an immediate lump sum. In addition, Mr. John Casella will continue to receive healthcare and other benefits for a period of three years from the date of termination. In the event that Mr. John Casella terminates his employment with us for good reason or qualified good reason (as defined below), he will receive the severance payments and benefits described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code, if any, payable in connection with the severance payments and benefits. For the purposes of Mr. John Casella’s employment agreement, “good reason” means the occurrence of (a) a change of control, accompanied by, or followed within the 12-month period after a change of control by (b)(i) the assignment to the employee of any duties inconsistent with his status prior to the change of control, (ii) a material adverse alteration in the nature or status of the employee’s responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, (iii) a material diminution in his base compensation or (iv) a material change in the geographic location at which he must perform services for us. For the purposes of Mr. John Casella’s employment agreement, “qualified good reason” means the occurrence of one of the events under clause (b)(i), (ii) or (iii) of the preceding definition of good reason. In the event Mr. John Casella’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the severance payments described in the first sentence of this paragraph as well as healthcare and other benefits for a period of one year from the date of death. In the event Mr. John Casella’s employment is terminated by us for disability, he will be entitled to the severance payments described in the first sentence of this paragraph as well as healthcare and other benefits for a period of one year from the date of such termination.

In the event Mr. Helgeson’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) the highest base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing within 60 days of such termination and (ii) his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to his agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Mr. Helgeson will continue to receive healthcare benefits for a period of one year from the date of termination. Any stock options, RSUs or other equity grants issued by us to Mr. Helgeson will become exercisable or vested in full upon termination without cause. In the event that Mr. Helgeson terminates his employment for good reason, defined as the assignment of any duties inconsistent with his status as Executive Vice President of the Company, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in his base compensation, or a material change in the geographic location at which he must perform services for us, Mr. Helgeson will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Mr. Helgeson’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Helgeson’s employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Mr. Coletta’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) two times the highest annual base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing within 60 days of such termination and (ii) two times his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to his agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Mr. Coletta will continue to receive healthcare benefits for a period of two years from the date of termination. Any stock options, RSUs or other equity grants issued by us to Mr. Coletta will become exercisable or vested in full upon termination without cause. In the event that Mr. Coletta terminates his employment for good reason, defined as the assignment of any duties inconsistent with his status as President of the Company, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in his base compensation, or a material change in the geographic location at which he must perform services for us, Mr. Coletta will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Mr. Coletta’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Coletta’s employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Ms. Sayward’s employment is terminated by us without cause, she will be entitled to payment of an amount equal to (a) the sum of (i) the highest annual base salary paid to her at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing within 60 days of such termination and (ii) her target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to her agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Ms. Sayward will continue to receive healthcare benefits for a period of one year from the date of termination. Any stock options, RSUs or other equity grants issued by us to Ms. Sayward will become exercisable or vested in full upon termination without cause. In the event that Ms. Sayward terminates her employment for good reason, defined as the assignment of any duties inconsistent with her status as Senior Vice President of the Company, a material adverse alteration in the nature or status of her responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in her base compensation, or a material change in the geographic location at which she must perform services for us, Ms. Sayward will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Ms. Sayward’s employment is terminated upon her death, her written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Ms. Sayward’s employment is terminated by us for disability, she will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Mr. Ligon’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) the highest annual base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with the Company’s payroll procedures, commencing immediately upon termination, and (ii) his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to any accrued but unpaid or unused, as applicable, base salary, bonus and vacation, payable in a lump sum immediately upon termination. In addition, Mr. Ligon will continue to receive healthcare and other benefits for a period of one year from the date of termination. Any stock options or equity grants issued by us to Mr. Ligon will become exercisable or vested in full upon termination without cause. In the event that Mr. Ligon terminates his employment for good reason, defined as the assignment of any duties inconsistent with his status as Vice President, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, or a material diminution in his compensation, Mr. Ligon will be entitled to receive the severance payments and benefits described in the preceding three sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code, if any, payable in connection with the severance payments and benefits. In the event Mr. Ligon’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Ligon’s employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Mr. Steves’ employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) the highest annual base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing within 60 days of such termination and (ii) his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to his agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Mr. Steves will continue to receive healthcare benefits for a period of one year from the date of termination. Any stock options, RSUs or other equity grants issued by us to Mr. Steves will become exercisable or vested in full upon termination without cause. In the event that Mr. Steves terminates his employment for good reason, defined as the assignment of any duties inconsistent with his status as Senior Vice President of the Company, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in his base compensation, or a material change in the geographic location at which he must perform services for us, Mr. Steves will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Mr. Steves’ employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Steves’ employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

For purposes of each agreement discussed above, “cause” means the discharge of the employee resulting from (a) a conviction of a crime involving us; (b) an act or omission (including willful misconduct or willful or gross neglect or behavior) which has a material adverse effect on us; (c) fraud, misappropriation or embezzlement; or (d) the breach in any material respect of the material terms and provisions of the agreement.

The severance benefits described above were extended to Messrs. John Casella, Coletta and Steves and Ms. Sayward as an inducement to their decisions to continue to remain employed by us and, in the case of Messrs. Helgeson and Ligon, as an inducement to accept employment with us. At the time each of such agreements (other than Mr. Ligon’s employment agreement) was entered into, our Board considered a number of factors, including severance arrangements offered by comparable companies, the importance of the respective employee to our ongoing success and the benefits of receiving a non-competition and non-solicitation covenant from the respective employee in exchange for the agreed severance. The Compensation and Human Capital Committee considers the severance benefits to be separate from the compensation payable to employees for their ongoing services and accordingly does not consider the value of the severance package when setting current compensation.

Equity Award Agreements

Under the terms of each named executive officer’s restricted stock unit agreements under our 2016 Incentive Plan and/or employment agreement, as applicable, if the named executive officer’s employment is terminated as a result of the officer’s death or disability, by the Company without Cause or by the officer for Good Reason (as such terms are defined in the applicable restricted stock unit agreement or employment agreement) or by the Company without Cause on or prior to the first anniversary of the date of consummation of a Change in Control Event (as defined in our 2016 Incentive Plan), then all unvested RSUs will vest immediately.

Under the terms of each named executive officer’s performance-based stock unit agreements under our 2016 Incentive Plan and/or employment agreement, as applicable, if the employment of the named executive officer is terminated by the Company without Cause or by the officer for Good Reason (as such terms are defined in the applicable performance-based stock unit agreement or employment agreement) during the performance period, then notwithstanding anything to the contrary in any employment, severance or other agreement between the named executive officer and the Company, the PSU award will remain outstanding and vest as set forth in the applicable performance-based stock unit agreement as if the officer had remained employed by the Company through the end of the performance period. Under the terms of each named executive officer’s performance-based stock unit agreements under our 2016 Incentive Plan and/or employment agreement, as applicable, upon the occurrence of a Change in Control Event (as defined in our 2016 Incentive Plan), the acquiring or succeeding entity will assume each outstanding PSU such that, following the consummation of the Change in Control Event, the PSU will confer the officer with the right to receive, for each share of Class A common stock subject to the award, the consideration received by each holder of Class A common stock immediately prior to the Change in Control Event, or replacement award, provided that (a) the vesting of such replacement award shall only be subject to the continued service requirement in the applicable performance-based stock unit agreement through the end of the performance period and will not be subject to achievement of the performance goals set forth in the agreement and (b) the amount of cash, securities or other property subject to such replacement award will be determined assuming that the number of shares subject to the PSU is equal to the greater of (i) the Target Number of Shares (as defined in the applicable performance-based stock unit agreement) and (ii) such number of shares as the Compensation and Human Capital Committee will determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period. In the event that the officer’s employment is terminated by either the Company or its successor without Cause or by the officer for Good Reason, in either case within twelve months following a Change in Control Event, the remaining unvested portion of the replacement award will become vested as of the date of the officer’s termination of employment. In the event that the acquiring or succeeding entity refuses to assume the PSUs and grant replacement awards in connection with a Change in Control Event, the PSU award will become vested, immediately prior to the Change in Control Event, with respect to a number of shares equal to the greater of (i) the Target Number of Shares and (ii) such number of shares as the Compensation and Human Capital Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period. If an officer dies or is disabled prior to the end of the performance period, then the PSUs will vest as to a number of shares equal to the greater of the Target Number of Shares for the performance period and such number of shares as the Compensation and Human Capital Committee will determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period as if the death or disability had not occurred.

Under the terms of Messrs. Helgeson’s and Coletta’s and Ms. Sayward’s option agreements under our 2016 Incentive Plan, if the named executive officer’s employment is terminated as a result of the officer’s death or disability, by the Company without Cause or by the officer for Good Reason (as such terms are defined in the applicable option agreement), then the applicable stock option will become immediately exercisable as to all of the shares subject to the option, effective as of the date of termination of employment.

Summary of Potential Payments Upon Termination or Change of Control as of December 31, 2023

The following tables quantify the amounts that would be payable to our named executive officers upon termination of their employment under the circumstances described above under “Employment Agreements”, “Equity Award Agreements” and a change in control of the Company. We calculated the amounts shown based upon each such named executive officer’s employment agreement and equity award agreements, as applicable, described above and upon the hypothetical assumption that each named executive officer’s employment terminated effective December 31, 2023.

	Termination Without Cause
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Value of RSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	7,245,201	67,874	965,613	—

Bradford J. Helgeson	832,500	—	160,750	100,450

Edmond R. Coletta	1,787,596	49,851	440,290	179,400

Shelley E. Sayward	579,600	10,173	183,226	46,687

Paul J. Ligon	559,957	24,926	102,210	—

Sean M. Steves	561,488	15,699	129,472	—

	Termination for Good Reason
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Value of RSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	7,245,201	67,874	965,613	—

Bradford J. Helgeson	832,500	—	160,750	100,450

Edmond R. Coletta	1,787,596	49,851	440,290	179,400

Shelley E. Sayward	579,600	10,173	183,226	46,687

Paul J. Ligon	559,957	24,926	102,210	—

Sean M. Steves	561,488	15,699	129,472	—

	Change in Control with Termination Without Cause or for Good Reason
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Tax Reimbursement ($) (3)	Value of RSUs and PSUs with Accelerated Vesting ($) (4)	Value of Options with Accelerated Vesting ($) (4)

John W. Casella	7,245,201	67,874	—	3,711,101	—

Bradford J. Helgeson	832,500	—	—	160,750	100,450

Edmond R. Coletta	1,787,596	49,851	—	1,685,528	179,400

Shelley E. Sayward	579,600	10,173	—	749,228	46,687

Paul J. Ligon	559,957	24,926	—	286,206	—

Sean M. Steves	561,488	15,699	—	423,967	—

	Termination for Disability
Name	Cash Payments ($) (1)	Value of Benefits ($) (5)	Value of RSUs and PSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	7,245,201	22,625	3,711,101	—

Bradford J. Helgeson	832,500	—	160,750	100,450

Edmond R. Coletta	1,787,596	49,851	1,685,528	179,400

Shelley E. Sayward	579,600	10,173	749,228	46,687

Paul J. Ligon	559,957	24,926	286,206	—

Sean M. Steves	561,488	15,699	423,967	—

	Automatically Upon Death
Name	Cash Payments ($) (1)	Value of Benefits ($) (6)	Value of RSUs and PSUS with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	7,245,201	10,227	3,711,101	—

Bradford J. Helgeson	832,500	—	160,750	100,450

Edmond R. Coletta	1,787,596	—	1,685,528	179,400

Shelley E. Sayward	579,600	—	749,228	46,687

Paul J. Ligon	559,957	—	286,206	—

Sean M. Steves	561,488	—	423,967	—

(1)

The amounts in this column reflect payments, as described above, equal to a multiple of annual base salary in effect on December 31, 2023, and a bonus or other amount equal to a percentage of the base salary or annual cash incentive compensation for each named executive officer in accordance with the terms of his or her employment agreement.

(2)

The amounts in this column reflect payments for monthly COBRA premiums for continued health, dental and vision coverage, as well as payments for life insurance premiums for Messrs. John Casella and Ligon as of December 31, 2023 and payments for monthly COBRA premiums for continued health and dental coverage for Messrs. Coletta and Steves and Ms. Sayward as of December 31, 2023. Payment of these benefits will continue for a period of three years from the date of termination for Mr. John Casella, for a period of two years from the date of termination for Mr. Coletta, and for a period of one year from the date of termination for each of Messrs. Ligon and Steves and Ms. Sayward.

(3)

The amounts in this column reflect additional payments intended to compensate Messrs. John Casella and Ligon for excise taxes under Section 4999 of the Code, if any, payable in connection with severance payments and benefits in accordance with the terms of their employment agreements. Such payments will only be received by the named executive officer in the event of the termination of employment by the named executive officer for good reason following a change in control of the Company. Ms. Sayward’s and Messrs. Coletta’s, Helgeson’s and Steves’ employment agreements do not provide for such a payment.

(4)

The value of accelerated unvested RSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2023 multiplied by the number of accelerated units. The value of accelerated unvested PSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2023 multiplied by the Target Number of Shares (as defined in the applicable performance-based stock unit agreement). The value of accelerated unvested stock options is calculated by taking the difference between the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2023 and the exercise price and multiplying it by the number of shares of Class A common stock underlying the unvested stock options (as defined in the applicable stock option agreement).

(5)

The amounts in this column reflect payments for monthly COBRA premiums for continued health, dental and vision coverage, as well as payments for life insurance premiums for Messrs. John Casella and Ligon as of December 31, 2023 and payments for monthly COBRA premiums for continued health and dental coverage for Messrs. Coletta and Steves and Ms. Sayward as of December 31, 2023. Payment of these benefits will continue for a period of two years from the date of termination for Mr. Coletta and for a period of one year from the date of termination for each of Messrs. John Casella, Ligon and Steves and Ms. Sayward.

(6)

The amount in this column reflects payments for monthly COBRA premiums for continued health, dental and vision coverage for Mr. John Casella’s spouse as of December 31, 2023. Such payments will continue for a period of one year.

CEO Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. Our Chief Executive Officer’s annual total compensation for fiscal 2023 was $3,461,597, as disclosed in the Summary Compensation Table appearing on page 53. The annual total compensation for our median employee (other than our Chief Executive Officer) for fiscal 2023 was $72,165. Based on the foregoing, we estimate that our Chief Executive Officer’s annual total compensation was approximately 48 times that of the median of the annual total compensation of all other employees.

For purposes of identifying the median employee, we examined our employee population as of December 31, 2023. There were 3,902 full-time and part-time employees, excluding the Chief Executive Officer, and no temporary or seasonal workers. We used a consistently applied compensation measure to identify the median employee that included the sum of the following fiscal 2023 compensation elements: base salary, incentives paid during 2023, vesting value of stock awards, value of stock options exercised and benefits. Once this amount was estimated for each employee (excluding the Chief Executive Officer), we arrayed and sorted the data to identify the median employee. After the median employee was identified, we estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for our Chief Executive Officer in the Summary Compensation Table. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Pay Versus Performance
The following tables and related disclosures provide information about (i) the “total compensation” of our principal executive officer (the “PEO”) and our other named executive officers (the “Other NEOs”) as presented in the Summary Compensation Table on page 53 (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEO and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance
rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our Compensation and Human Capital Committee evaluates compensation decisions in light of company or individual performance. For discussion of how our Compensation and Human Capital Committee seeks to align pay with performance when making compensation decisions, please review Compensation Discussion and Analysis beginning on page 36.
Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (2)	Value of Initial Fixed $ 100 Investment Based on:		Net Income ($)	Adjusted Free Cash Flow ($) (4)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (3)
2023	3,461,597	3,778,584	938,698	903,205	185.66	172.53	25,399,000	128,299,000
2022	4,120,071	2,821,002	1,635,240	1,323,839	172.30	144.53	53,079,000	111,213,000
2021	4,233,954	11,347,919	1,486,919	3,594,795	185.57	153.39	41,100,000	95,332,000
2020	3,794,238	6,590,420	1,538,515	2,506,954	134.59	108.62	91,106,000	69,147,000

(1)
For 2023, our PEO was John W. Casella and our Other NEOs were Bradford J. Helgeson, Edmond R. Coletta, Shelley E. Sayward, Paul J. Ligon and Sean M. Steves. For 2022, our PEO was John W. Casella and our Other NEOs were Edmond R. Coletta, Shelley E. Sayward, Paul J. Ligon, Sean M. Steves and Edward D. Johnson. For 2021, our PEO was John W. Casella and our Other NEOs were Edmond R. Coletta, Edwin D. Johnson, Shelley E. Sayward and Christopher B. Heald. For 2020, our PEO was John W. Casella and our Other NEOs were Edmond R. Coletta, Edwin D. Johnson, David L. Schmitt and Christopher B. Heald.

(2)
The following table describes the adjustments, each of which is prescribed by SEC rules, to calculate the CAP Amounts from the SCT Amounts for 2023. The SCT Amounts and the CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during 2023, but rather are amounts determined in accordance with Item 402 of Regulation
S-K
under the Exchange Act.

Adjustments	2023 ($)
	PEO	Other NEOs*
SCT Amounts	3,461,597	938,698

Adjustments for stock and option awards:

(Subtract): Aggregate grant date fair value for stock awards and option awards included in SCT Amounts for the covered fiscal year	(2,046,324)	(480,767)

Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	2,272,502	522,389

Add (Subtract): Change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	242,046	46,081

Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	(151,237)	(123,196)

CAP Amounts (as calculated)	3,778,584	903,205

*	Amounts presented are averages for the entire group of Other NEOs in 2023.

(3)	The companies in our peer group are: GFL Environmental, Inc., Waste Connections Inc., Waste Management, Inc., and Republic Services, Inc.

(4)
Adjusted Free Cash Flow is a
non-GAAP
financial measure. See Appendix B for additional information regarding Adjusted Free Cash Flow and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP financial measure.

The following table lists the three financial performance measures that, in our assessment, represent the most important performance measures we use to link the CAP Amounts for our named executive officers for 2023 (our most recently completed fiscal year), to company performance. Of these measures, we have identified Adjusted Free Cash Flow as the most important of our financial performance measures (that is not already required to be disclosed in the pay versus performance table above) used to link CAP Amounts for our executives for 2023 to company performance.

Adjusted Free Cash Flow*
Adjusted Operating Income*
Adjusted EBITDA*

*
Adjusted Free Cash Flow, Adjusted Operating Income and Adjusted EBITDA are
non-GAAP
financial measures. See Appendix B for additional information regarding non-GAAP
financial measures and reconciliations of
non-GAAP
financial measures to their most directly comparable GAAP financial measures.

The following charts show graphically the relationships over the past four years of the CAP Amounts for our PEO and Other NEOs as compared to our cumulative total shareholder return (“TSR”), Peer Group TSR, Net Income and Adjusted Free Cash Flow, as well as the relationship between our TSR and Peer Group TSR:
CAP VERSUS COMPANY TSR AND PEER GROUP TSR

CAP VERSUS NET INCOME

CAP VERSUS ADJUSTED FREE CASH FLOW

Director Compensation
We compensate our directors who are not our employees or employees of our subsidiaries. Accordingly, Mr. John Casella, who serves as our Chief Executive Officer, and Mr. Douglas Casella, who serves as President of Casella Waste Management, Inc., our wholly owned subsidiary, do not receive any additional compensation for their service as directors.
The Compensation and Human Capital Committee periodically reviews the compensation of our non-employee
directors. We seek to attract exceptional talent to our Board and therefore, our policy is to compensate our directors competitively relative to comparable companies. Our Board believes that it is appropriate for the chairs and members of the committees of our Board to receive additional compensation for their services in those positions.
Cash Compensation
In fiscal 2023, our
non-employee
directors were entitled to receive cash fees in consideration of their Board service as follows:

• Annual retainer fee for service on our Board	$65,000
• Additional annual retainer fee for service as Audit Committee Chair	$20,000
• Additional annual retainer fee for service as Compensation and Human Capital Committee Chair	$15,000
• Additional annual retainer fee for service as Nominating and ESG Committee Chair	$10,000
• Additional annual retainer fee for service as non-Chair member of Audit Committee	$10,000
• Additional annual retainer fee for service as non-Chair member of Compensation and Human Capital Committee	$7,500
• Additional annual retainer fee for service as non-Chair member of Nominating and ESG Committee	$5,000
• Additional annual retainer fee for service as Lead Director	$37,500
Our
non-employee
directors are entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings of committees on which he or she serves. Directors who begin their Board service during the year receive a pro-rata
portion of the applicable retainer fees.

During fiscal 2023, the Compensation and Human Capital Committee retained Pay Governance to assist the committee with its review of non-employee director
compensation. In December 2023, our Board, upon the recommendation of the Compensation and Human Capital Committee, modified the compensation payable to non-employee directors
by increasing the annual retainer fees for service on our Board and as the Chair or other members of the Nominating and ESG Committee.
Our non-employee directors
will receive the following cash compensation for service on our Board, effective with the fiscal year ending December 31, 2024 (“fiscal 2024”):

• Annual retainer fee for service on our Board	$75,000
• Additional annual retainer fee for service as Audit Committee Chair	$20,000
• Additional annual retainer fee for service as Compensation and Human Capital Committee Chair	$15,000
• Additional annual retainer fee for service as Nominating and ESG Committee Chair	$15,000
• Additional annual retainer fee for service as non-Chair member of Audit Committee	$10,000
• Additional annual retainer fee for service as non-Chair member of Compensation and Human Capital Committee	$7,500
• Additional annual retainer fee for service as non-Chair member of Nominating and ESG Committee	$7,500
• Additional annual retainer fee for service as Lead Director	$37,500
Equity Compensation
Each new
non-employee
director receives a grant of shares of restricted Class A common stock on the date of such director’s initial election to our Board having a value on the date of grant of approximately $50,000, which vests in three equal annual installments beginning on the first anniversary of the date of grant. Each incumbent non-employee
director receives on the date of each annual meeting of stockholders an RSU award, which vests in full on the first anniversary of the date of grant.
Non-employee
directors who are initially elected to the Board at any time after the prior year’s annual meeting of stockholders receive a pro-rated
annual RSU grant based on the date of their initial election to the Board. In fiscal 2023, each incumbent non-employee
director received on the date of the 2023 Annual Meeting of Stockholders, an award consisting of the number of RSUs having a value on the date of grant of approximately $120,000. In December 2023, our Board, upon the recommendation of the Compensation and Human Capital Committee following review by Pay Governance, (i) increased the value of the annual equity grant to incumbent non-employee
directors (other than directors initially elected to our Board at any time after the prior year’s annual meeting of stockholders), effective fiscal 2024, from $120,000 to $140,000.

The following table provides compensation information for fiscal 2023 for each of our non-employee directors.

Non-Employee Director Compensation for Fiscal 2023

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Total ($)

Michael L. Battles	80,000	119,996	199,996

Michael K. Burke	90,000	119,996	209,996

Joseph G. Doody	102,500	119,996	222,496

Emily Nagle Green	82,500	119,996	202,496

William P. Hulligan	90,000	119,996	209,996

Rose Stuckey Kirk	77,500	119,996	197,496

Gary Sova	82,500	119,996	202,496

(1)

Excludes Mr. John Casella, our Chief Executive Officer and Chairman of our Board, who does not receive compensation for his services as director and whose compensation as a named executive officer is reported in the Summary Compensation Table above, and Mr. Douglas Casella, the Vice Chairman of our Board and President of Casella Waste Management, Inc., our wholly owned subsidiary, who does not receive compensation for his services as director.

(2)

Amounts shown in this column for all non-employee directors reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs granted in fiscal 2023 under our 2016 Incentive Plan for service on our Board. RSUs were granted at the fair market value as of the date of the grant, based upon the last reported sale price of our Class A common stock on the Nasdaq Stock Market. The RSUs vest in full on the first anniversary of the date of grant. The individual RSU awards reflected in the compensation table above are summarized below.

Name	Grant Date	Number of RSUs Granted in Fiscal 2023 (#)	Grant Date Fair Value of Awards Granted in Fiscal 2023 ($)

Michael L. Battles	6/1/2023	1,310	119,996

Michael K. Burke	6/1/2023	1,310	119,996

Joseph G. Doody	6/1/2023	1,310	119,996

Emily Nagle Green	6/1/2023	1,310	119,996

William P. Hulligan	6/1/2023	1,310	119,996

Rose Stuckey Kirk	6/1/2023	1,310	119,996

Gary Sova	6/1/2023	1,310	119,996

(3)	As of December 31, 2023, our non-employee directors held the following aggregate number of unvested shares of restricted stock and unvested RSUs as of such date:

Name	Number of Unvested Shares of Restricted Stock (#)	Number of Unvested RSUs (#)

Michael L. Battles	—	1,310

Michael K. Burke	—	1,310

Joseph G. Doody	—	1,310

Emily Nagle Green	—	1,310

William P. Hulligan	—	1,310

Rose Stuckey Kirk	—	1,310

Gary Sova	252	1,310

We have entered into or engaged in certain transactions with our directors or affiliates of our directors. See “Corporate Governance – Certain Relationships and Related Person Transactions.”

Director Stock Ownership Guidelines

Our Board believes that each non-employee director should acquire and hold shares of our stock in an amount that is meaningful and appropriate to such director. Accordingly, our Board adopted stock ownership guidelines that require each non-employee director to attain a share ownership level of our Class A common stock having a value equal to three times the amount of the annual retainer fee paid to non-employee directors for service on our Board. Each non-employee director is required to attain such ownership levels by the third annual meeting of stockholders following the first annual meeting of stockholders at which such non-employee director is elected to our Board. As of March 1, 2024, each of our non-employee directors was in compliance with the stock ownership guidelines.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information about the securities authorized for issuance under our equity compensation plans as of December 31, 2023.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (3))

Equity compensation plans approved by security holders	309,657	$66.03	1,023,141

Equity compensation plans not approved by security holders	—	$—	—

Total	309,657	$66.03	1,023,141

(1)

Performance stock units, including market-based performance stock units, are included at the 100% attainment level. Attainment of maximum performance targets and market achievements could result in the issuance of an additional 106,700 shares of Class A common stock.

(2)	The weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units and other equity-based awards that do not have an exercise price.

(3)

Includes 615,787 shares of our Class A common stock issuable under our 2016 Incentive Plan as of December 31, 2023 and 407,354 shares of our Class A common stock issuable under our Second Amended and Restated 1997 Employee Stock Purchase Plan as of December 31, 2023.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our capital voting stock as of March 31, 2024 (unless otherwise specified) by (a) each person or entity known by us to beneficially own more than 5% of any class of our common stock, (b) our directors and director nominees, (c) our named executive officers and (d) our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Shares of Class A common stock that an individual or entity has a right to acquire within 60 days after March 31, 2024 (unless otherwise specified), including pursuant to options to purchase Class A common stock, Class B common stock convertible into Class A common stock and restricted stock unit awards subject to vesting, are included in the number of shares of Class A common stock beneficially owned by the person or entity and are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person or entity, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Each share of Class B common stock is convertible at the discretion of the holder thereof into one share of Class A common stock. As of March 31, 2024, a total of 57,119,775 shares of Class A common stock were outstanding and a total of 988,200 shares of Class B common stock were outstanding. Except as otherwise indicated by footnote, we believe that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. Unless otherwise indicated, the address of each beneficial owner listed in the table is care of Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

	Class A Common Stock		Class B Common Stock			Combined Voting Percentage (1)
Name of Beneficial Owner	# of Shares	% of Class	# of Shares		% of Class
5% Stockholders

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	5,478,870	9.59%	—		—	8.18%

BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	4,126,466	7.22%	—		—	6.16%

Conestoga Capital Advisors LLC (4) 550 E. Swedesford Rd., Ste 120 Wayne, PA 19087	3,224,881	5.65%	—		—	4.81%

William Blair Investment Management, LLC (5) 150 North Riverside Plaza Chicago, IL 60606	2,900,110	5.08%	—		—	4.33%

Executive Officers and Directors

John W. Casella (6)	546,243	*	494,100	(7)	50.0%	7.45%

Bradford J. Helgeson	—	—	—		—	—

Edmond R. Coletta (8)	179,868	*	—		—	*

Shelley E. Sayward (9)	22,535	*	—		—	*

	Class A Common Stock		Class B Common Stock			Combined Voting Percentage (1)
Name of Beneficial Owner	# of Shares	% of Class	# of Shares		% of Class

Paul J. Ligon	21,757	*	—		—	*

Sean M. Steves	5,501	*	—		—	*

Michael L. Battles	4,520	*	—		—	*

Michael K. Burke	14,177	*	—		—	*

Douglas R. Casella (10)	625,712	1.09%	494,100	(11)	50%	7.57%

Joseph Doody	6,940	*	—		—	*

William P. Hulligan	12,392	*	—		—	*

Rose Stuckey Kirk	4,066	*	—		—	*

Emily Nagle Green	26,476	*	—		—	*

Gary Sova	2,435	*	—		—	*

Executive officers and directors as a group (15 people) (12)	1,473,900	2.53%	988,200		100%	15.46%

*	Represents less than 1% of the outstanding shares of the respective class of our voting stock and/or less than 1% of total ownership of equity securities.

(1)

This column represents voting power rather than percentage of equity interest as each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to ten votes. Combined, the Class A common stock (57,119,775 votes) and the Class B common stock (9,882,000 votes) entitle their holders to an aggregate of 67,001,775 votes as of March 31, 2024. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

(2)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 3 to Schedule 13G that was filed with the SEC by The Vanguard Group on February 13, 2024. The Vanguard Group reports shared voting power with respect to 103,692 shares, sole dispositive power with respect to 5,315,029 shares and shared dispositive power with respect to 163,841 shares.

(3)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 13 to Schedule 13G that was filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 26, 2024. BlackRock reports sole voting power with respect to 4,059,098 shares and sole dispositive power with respect to 4,126,466 shares.

(4)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 3 to Schedule 13G that was filed with the SEC by Conestoga Capital Advisors LLC (“Conestoga Capital”) on January 5, 2024. Conestoga Capital reports sole voting power with respect to 3,049,715 shares and sole dispositive power with respect to 3,224,881 shares.

(5)

We obtained this information regarding beneficial ownership of these shares solely from Schedule 13G that was filed with the SEC by William Blair Investment Management, LLC (“William Blair IM”) on February 12, 2024. William Blair IM reports sole voting power with respect to 2,496,496 shares and sole dispositive power with respect to 2,900,110 shares.

(6)

Consists of (a) 23,509 shares of Class A common stock, (b) 27,940 shares of Class A common stock issuable to Mr. John Casella pursuant to stock options exercisable within 60 days of March 31, 2024, (c) 694 shares of Class A common stock held by Mr. John Casella’s spouse and (d) 494,100 shares of Class A common stock issuable at any time at the discretion of the holders thereof upon the conversion of Class B common stock on a one-for-one basis.

(7)

Consists of (a) 166,000 shares of Class B common stock, (b) 57,100 shares of Class B common stock held by Mr. John Casella’s spouse, (c) 134,000 shares of Class B common stock held by a spousal lifetime access trust for the benefit of Mr. John Casella’s spouse, of which Mr. John Casella’s spouse is the trustee and (d) 137,000 shares of Class B common stock held by a spousal lifetime access trust for the benefit of Mr. John Casella, of which Mr. John Casella is the trustee.

(8)	Consists of (a) 164,868 shares of Class A common stock and (b) 15,000 shares of Class A common stock issuable to Mr. Coletta pursuant to stock options exercisable within 60 days of March 31, 2024.

(9)	Consists of (a) 16,938 shares of Class A common stock and (b) 5,597 shares of Class A common stock issuable to Ms. Sayward pursuant to stock options exercisable within 60 days of March 31, 2024.

(10)

Consists of (a) 131,612 shares of Class A common stock and (b) 494,100 shares of Class A common stock issuable at any time at the discretion of the holders thereof upon the conversion of Class B common stock on a one-for-one basis.

(11)

Consists of (a) 169,000 shares of Class B common stock, (b) 57,100 shares of Class B common stock held by Mr. Doug Casella’s spouse, (c) 131,000 shares of Class B common stock held by a spousal lifetime access trust for the benefit of Mr. Doug Casella’s spouse, of which Mr. Doug Casella’s spouse is the trustee and (d) 137,000 shares of Class B common stock held by a spousal lifetime access trust for the benefit of Mr. Doug Casella, of which Mr. Doug Casella is the trustee.

(12)

Includes (a) 437,163 shares of Class A common stock, (b) 48,537 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2024 and (c) 988,200 shares of Class A common stock issuable at any time at the discretion of the holders thereof upon the conversion of Class B common stock on a one-for-one basis.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our Class A common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and other equity securities. Based solely on a review of copies of reports filed pursuant to Section 16(a) and representations made by persons required to file such reports, we believe that during fiscal 2023, our officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a), with the exception of one late Form 4 filing by Mr. Doug Casella to report one gift of shares of Class B common stock.

Dual Class of Stock

The Company’s dual class structure (Class A common stock and Class B common stock) has been in place since prior to the Company’s initial public offering in 1997. The Board believes that many of Casella’s investors are attracted to Casella’s stock because of the long-term stability and leadership of the Company, which has, at least in part, been due to the benefits that the dual-class structure provides to the Company. At this time, because the Class B common stock represents only approximately 14.7% of the voting power of the Company’s common stock as of March 31, 2024, the Board believes that the additional voting power represented by the shares of Class B common stock provides a balance that incrementally protects the Company from short-term pressure and gives the Board and senior management greater opportunity to focus on the Company’s long-term objectives and success, while at the same time preserving for the holders of Class A common stock the opportunity to attain any voting threshold that may be needed to meet voting requirements associated with matters that they feel strongly about.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board. Our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of stockholders. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I is comprised of Michael K. Burke, Douglas R. Casella and Gary Sova, each with a term ending at the 2025 Annual Meeting of Stockholders;

•	Class II is comprised of Michael L. Battles, Joseph G. Doody and Emily Nagle Green, each with a term ending at the 2026 Annual Meeting; and

•	Class III is comprised of John W. Casella, William P. Hulligan and Rose Stuckey Kirk, each with a term ending at the 2024 Annual Meeting.

Messrs. John Casella and Hulligan and Ms. Kirk are current Class III directors whose terms expire at the 2024 Annual Meeting. Messrs. John Casella and Hulligan and Ms. Kirk are each nominated for re-election as a Class III director, each to serve for a term ending at the 2027 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each of our three (3) director nominees was recommended by the Nominating and ESG Committee to the Board, which unanimously approved their nomination. The recommendations of our Board are based on its carefully considered judgment and the Board’s belief that the experience, record and qualifications of each of its nominees make them the best candidates to serve on the Board.

We have adopted a majority vote resignation policy, pursuant to which, in an uncontested election of directors, any nominee who is an incumbent director and who does not receive more votes “for” his or her election than votes “withheld” from his or her election will be required to offer his or her resignation to our Board. In such an event, our Board, acting upon the recommendation of the Nominating and ESG Committee or other committee of independent directors, will take action with respect to the offered recommendation, which could range from accepting the resignation, maintaining the director but addressing what the committee believes to be the underlying cause of the “withheld” votes, or resolving that the director will not be re-nominated in the future for election, to rejecting the resignation. Following the Board’s determination, the Company will promptly publicly disclose the Board’s decision of whether or not to accept the resignation offer and an explanation of how the decision was reached. The election of directors at the 2024 Annual Meeting will be uncontested. Accordingly, the majority vote resignation policy would apply at the 2024 Annual Meeting.

Each of the nominees has consented to being named in this proxy statement and to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the nominees will be unable to serve if elected.

BOARD RECOMMENDATION

Our Board unanimously recommends a vote “FOR” the election of John W. Casella, William P. Hulligan and Rose Stuckey Kirk as Class III directors.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

CASELLA WASTE SYSTEMS, INC. 2016 INCENTIVE PLAN

Why We are Requesting Stockholder Approval

We are asking stockholders to approve the amendment and restatement of the Casella Waste Systems, Inc. 2016 Incentive Plan (the “Amended Plan”). The Amended Plan amends and restates our 2016 Incentive Plan (the “Current Plan”) to, among other changes further described below, increase the number of shares of Class A common stock available under the Current Plan by 1,750,000 shares. Our Board believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating the best talent in what is a competitive labor market. Central to these objectives is our equity-based compensation program, which is consistent with our compensation philosophy and the compensatory practices of other companies in our peer group and other companies that we compete with for talent. We and our Board understand that our equity-compensation needs must be balanced against the dilutive effect of such programs on our stockholders. To that end, and based on careful weighing of these considerations, as more fully described below, on March 12, 2024 (the “Board Approval Date”), upon the recommendation of the Compensation and Human Capital Committee, and subject to stockholder approval, the Board adopted the Amended Plan.

The Current Plan is our existing equity incentive plan, which was originally approved by the Board on September 29, 2016 and by our stockholders on November 17, 2016. The Amended Plan will:

•	increase the number of shares of Class A common stock available for the grant of awards by 1,750,000 shares of Class A common stock;

•	delete obsolete provisions in the Current Plan that are no longer required with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”);

•	update provisions in the Current Plan that relate to the Board’s delegation of authority to grant awards under the plan to conform to updates made to Delaware law;

•	increase the maximum value of awards that may be granted to any individual non-employee director in any calendar year from $200,000 to $350,000;

•

confirm that any dividends or dividend equivalents paid with respect to performance awards shall be subject to the same restrictions on transfer and forfeitability as the award with respect to which granted;

•

expand provisions related to the clawback of compensation, including by incorporating the application of our Amended and Restated Compensation Clawback Policy that was adopted in accordance with stock exchange listing requirements; and

•	extend the term of the plan to ten years from the date the Amended Plan is approved by our stockholders.

If approved, the new shares reserved under the Amended Plan would represent approximately 3% of our 57,119,775 outstanding shares of Class A common stock as of March 31, 2024. Our Board believes the proposed dilution to stockholders as a result of the amendment is judicious and sustainable and, importantly, critical to meet our business goals.

We intend to utilize the Amended Plan as we have utilized the Current Plan: specifically, to grant equity awards to our employees, non-employee directors, consultants, and advisors in order to recruit, incentivize, retain and reward those who are critical to our success. Our Compensation and Human Capital Committee determined the requested number of shares for the Amended Plan based on projected annual equity awards to our employees and non-employee directors, new-hire equity awards, employee recognition and promotion awards, and an assessment of the magnitude of the share reserve under the Amended Plan that our stockholders would likely find acceptable. If stockholders approve the Amended Plan, subject to adjustment in the event of stock splits and other similar events, awards may be made under the Amended Plan for up to a number of shares of Class A common stock equal to the sum of: (i) 4,000,000 shares of Class A common stock (which number is comprised of (A) 1,750,000 shares of Class A common stock being reserved for issuance in connection with the adoption of the Amended Plan, plus (B) 2,250,000 shares of Class A common stock originally reserved for issuance under the Current Plan); and (ii) such additional number of shares of Class A common stock (up to 2,722,884 shares) as is equal to the sum of (X) the number of shares of Class A common stock reserved for issuance under our 2006 Stock Incentive Plan, as amended (the “2006 Plan”) that remained available for grant immediately prior to the approval of the Current Plan by our stockholders on November 17, 2016 (the “Original Effective Date”) and (Y) the number of shares of Class A common stock subject to awards granted under the 2006 Plan that were outstanding as of the Original Effective Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options, to any limitations under the Code). The Amended Plan does not include an evergreen provision and includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, as described below.

The following table includes information, as of March 31, 2024, regarding all of our outstanding equity awards under all of our equity-based compensation plans and arrangements under which shares of Class A common stock may be issued. This includes shares subject to outstanding awards under the Current Plan, but does not include shares issuable under our Second Amended and Restated 1997 Employee Stock Purchase Plan.

Number of shares underlying outstanding stock options	128,836
Weighted average exercise price of outstanding stock options	$66.03
Weighted average remaining contractual term of outstanding stock options (years)	7.21
Number of outstanding restricted stock units	111,768
Number of outstanding performance-based stock units (assuming maximum performance for PSUs)*	301,732
Number of outstanding shares of restricted stock	252
Number of shares available for the grant of new awards under all equity-based compensation plans**	456,082
New shares requested for approval pursuant to the Amended Plan	1,750,000
Estimated total number of shares available for the grant of new awards under all equity-based compensation plans, assuming stockholder approval of the Amended Plan***	2,206,082
Number of shares of Class A common stock outstanding	57,119,775

*	The number of PSUs outstanding as of March 31, 2024 are reflected in the table above assuming maximum performance. The number of PSUs outstanding, assuming target performance for PSUs, is 127,176.

**

The number reflected in the table above assumes maximum performance for PSUs. The number of shares available for the grant of new awards under all equity-based compensation plans as of March 31, 2024, assuming target performance for PSUs, is 630,638.

***

The number reflected in the table above assumes maximum performance for PSUs. The number of shares remaining available for issuance under all equity-based compensation plans as of March 31, 2024, assuming stockholder approval of the Amended Plan and target performance for PSUs, is 2,380,638.

As of March 31, 2024, there were no outstanding stock appreciation rights or any other stock-based awards.

We expect that the proposed share pool under the Amended Plan will allow us to continue to grant equity awards at our historic rates for 10 years from the date the Amended Plan is approved by our stockholders, but the actual duration of the share pool may vary based on changes in participation, the Company’s stock price and market practice.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. No awards may be granted under the Current Plan after November 17, 2026. If the Amended Plan is not approved by our stockholders, we may not be able to make equity incentive awards to meet our hiring and retention needs in a highly competitive market, which could have an adverse impact on our business. Further, if the Amended Plan is not approved, we could be forced to increase cash compensation, which will reduce the resources we are able to allocate to meeting our business needs and objectives. Therefore, the approval of the Amended Plan is vital to our future success.

If this proposal is approved by our stockholders, we intend to register the additional shares reserved for issuance under the Amended Plan by filing a Registration Statement on Form S-8 as soon as practicable following such approval.

Our Board believes approval of the Amended Plan is in the best interests of the Company and its stockholders and recommends a vote “FOR” the approval of the Amended Plan.

Following below is a discussion of:

•	Highlights of the Amended Plan;

•	Reasons Why Stockholders Should Approve the Amended Plan;

•	Information Regarding Overhang and Dilution; and

•	Description of the Amended Plan.

Highlights of the Amended Plan

The Amended Plan includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices. These features are highlighted below and are more fully described in the summary of the Amended Plan further below in this proposal as well as in the copy of the Amended Plan in Appendix A to this proxy statement.

No Evergreen. The Amended Plan does not include an “evergreen” or other provision that automatically increases the number of shares available for grant under the plan and therefore any increase to the maximum share reserve in the Amended Plan is subject to approval by our stockholders, allowing our stockholders to have a say in our equity compensation programs.

Clawback Policy. In accepting an award under the Amended Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

Minimum Vesting Provisions. Minimum vesting provisions of one year generally apply to all awards to participants, with the exception of awards for up to 5% of the shares of stock reserved under the Amended Plan.

No Automatic Vesting of Awards on a Change in Control Event; Double-trigger Acceleration of Vesting upon a Change in Control. The Amended Plan does not provide for the automatic vesting of awards in connection with a change in control event. Instead, the Amended Plan includes “double trigger” acceleration, pursuant to which stock options, restricted stock unit awards and restricted stock awards will become fully vested and nonforfeitable if the participant is terminated without cause within one year following the change in control event.

No Liberal Share Recycling. The Amended Plan prohibits the re-granting of (i) shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding obligations, (ii) shares that were subject to a stock appreciation right (“SAR”) and were not issued upon the net settlement or net exercise of such award, or (iii) shares repurchased on the open market using proceeds from the exercise of an award.

No Repricing of Awards. The Amended Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

No Discounted Stock Options or SARs. All stock options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying Class A common stock on the date of grant.

No Reload Stock Options or SARs. No stock options or SARs granted under the Amended Plan may contain a provision entitling the award holder to the automatic grant of additional stock options or SARs in connection with any exercise of the original stock option or SAR.

No Dividend Equivalents on Stock Options or SARs. No stock options or SARs granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.

Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units, Performance Awards and Other-Stock Based Awards Not Paid Until Award Vests. Any dividends or dividend equivalents paid or credited with respect to restricted stock, restricted stock units (“RSUs”), performance awards or other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid.

Limit on Non-Employee Director Compensation. The maximum value (calculated based on grant date fair value for financial reporting purposes) of shares of Class A common stock subject to awards granted to any non-employee director in any calendar year may not exceed $350,000. Exceptions to these limitations may only be made by our Board in extraordinary circumstances provided that the non-employee director receiving any additional compensation does not participate in the decision to award such compensation.

Material Amendments Require Stockholder Approval. Stockholder approval is required prior to an amendment of the Amended Plan that would (i) materially increase the number of shares authorized (other than as provided under the Amended Plan with respect to certain corporate events or substitute awards), (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.

Administered by an Independent Committee. The Amended Plan is administered by the Compensation and Human Capital Committee, as delegated by our Board. The Compensation and Human Capital Committee is made up entirely of independent directors.

Reasons Why Stockholders Should Approve the Amended Plan

Incentivizes, Retains and Motivates Talent. It is critical to our success that we incentivize, retain and motivate the best talent in what is a competitive labor market. Our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to our employees.

Aligns with Our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is inherently performance-based. As the value of our stock appreciates, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then our employees would not receive any compensation in respect of stock options and would receive lower compensation than intended in respect of RSUs and performance-based stock units (“PSUs”).

Aligns Employee and Director Interests with Stockholder Interests. Providing our employees and non-employee directors with compensation in the form of equity directly aligns the interests of those employees and non-employee directors with the interests of our stockholders. If the Amended Plan is approved by our stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our stockholders.

Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the Amended Plan” and more thoroughly below, the Amended Plan was purposefully designed to include features that are consistent with the interests of our stockholders and sound corporate governance practices.

Information Regarding Overhang and Dilution

In developing our share request for the Amended Plan and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “overhang” and our “burn rate.”

Overhang is a measure of potential dilution, which we define as the sum of (i) the total number of shares underlying all equity awards outstanding, excluding restricted stock awards, and (ii) the total number of shares available for future award grants, divided by: the sum of (a) the total number of shares underlying all equity awards outstanding, excluding restricted stock awards, (b) the total number of shares available for future award grants and (c) the total number of shares of Class A common stock and Class B common stock outstanding. As of March 31, 2024, there were 542,337 shares underlying all equity awards outstanding (assuming maximum performance for PSUs), 456,082 shares available under the Current Plan for future awards between March 31, 2024 and the Annual Meeting (assuming maximum performance for PSUs), 57,119,775 shares of Class A common stock outstanding and 988,200 shares of Class B common stock outstanding. Accordingly, our overhang at March 31, 2024 was 1.7%. If the 1,750,000 shares proposed to be authorized for grant under the Amended Plan are included in the calculation, our overhang on March 31, 2024 would have been 4.5%.

Burn rate provides a measure of the potential dilutive impact of our equity award program, which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2023, 2022 and 2021 calendar years, as well as an average over those years.

Calendar Year	Awards Granted (#)	Basic Weighted Average Number of Shares of Class A Common Stock Outstanding (#)	Gross Burn Rate (1)
2023	203,324	55,173,998	0.37%
2022	210,406	51,622,541	0.41%
2021	182,864	51,312,008	0.36%
Three-Year Average	198,865	52,702,849	0.38%

(1)

We define “gross burn rate” as the number of equity awards granted in the year divided by the basic weighted average number of shares of Class A common stock outstanding. For purposes of this calculation, for each year, we counted the number of PSUs based on the maximum number of shares of our Class A common stock issuable under such awards.

Equity Compensation Plan Information

For more information on our equity compensation plans, please see the section titled “Executive and Director Compensation—Securities Authorized for Issuance Under Equity Compensation Plans” contained elsewhere in this proxy statement.

Description of the Amended Plan

The following is a brief summary of the Amended Plan, a copy of which is attached as Appendix A to this proxy statement. Please note that the following summary describes the Amended Plan (as amended and restated) as opposed to the Current Plan. References to the Board in this summary shall include the Compensation and Human Capital Committee or any similar committee or sub-committee (a “Committee”) or the Delegated Persons (as defined below) to the extent that our Board’s powers or authority under the Amended Plan have been delegated to such Committee or Delegated Persons, in accordance with the Amended Plan.

For purposes of this proposal and except where the context otherwise requires, the term “Company” and similar terms shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

Types of Awards; Shares Available for Awards; Share Counting Rules

The Amended Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs, other stock-based awards, and cash awards as described below, which we refer to, collectively, as awards.

Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the Amended Plan (any or all of which awards may be in the form of incentive stock options) for up to a number of shares of Class A common stock equal to the sum of: (i) 4,000,000 shares of our Class A common stock (which number is comprised of (A) 1,750,000 shares of Class A common stock being reserved for issuance in connection with the adoption of the Amended Plan, plus (B) 2,250,000 shares of Class A common stock originally reserved for issuance under the Current Plan); and (ii) such additional number of shares of Class A common stock (up to 2,722,884 shares) as is equal to the sum of (X) the number of shares of Class A common stock reserved for issuance under our 2006 Plan that remained available for grant immediately prior to the Original Effective Date and (Y) the number of shares of Class A common stock subject to awards granted under the 2006 Plan that were outstanding as of the Original Effective Date which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations under the Code). Shares of Class A common stock issued under the Amended Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

The Amended Plan provides that the maximum value (calculated based on grant date fair value for financial reporting purposes) of shares of Class A common stock subject to awards granted in any calendar year to any individual non-employee director may not exceed $350,000. Exceptions to this limitation may only be made by our Board in extraordinary circumstances, provided that any non-employee director receiving additional compensation may not participate in the decision to award such compensation.

The Amended Plan provides that the maximum number of shares of Class A common stock with respect to which awards may be granted to any participant under the Amended Plan shall be 750,000 shares per calendar year.

For purposes of counting the number of shares available for the grant of awards under the Amended Plan, all shares of Class A common stock covered by SARs shall be counted against the number of shares available for the grant of awards under the Amended Plan. However, SARs that may be settled only in cash will not be so counted. In addition, if we grant a SAR in tandem with a stock option for the same number of shares of our Class A common stock and provide that only one such award may be exercised, referred to as a tandem SAR, only the shares covered by the stock option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended Plan.

Shares covered by awards under the Amended Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an SAR being settled in cash rather than stock) will again be available for the grant of awards under the Amended Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards under the Amended Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of Class A common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of Class A common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the Amended Plan. Shares repurchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the Amended Plan.

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the Amended Plan in substitution for any stock options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Amended Plan. No such substitute awards shall count against the overall share limit contained in the Amended Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Stock Options. A participant who is awarded a stock option receives the right to purchase a specified number of shares of Class A common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. A stock option that is not intended to be an “incentive stock option” is a “nonstatutory stock option”. Stock options may not be granted with an exercise price that is less than 100% of the fair market value of our Class A common stock on the date of grant. If our Board approves the grant of a stock option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our Class A common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the Amended Plan, stock options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).

The Amended Plan permits participants to pay the exercise price of stock options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by our Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by our Board, and subject to certain conditions, by delivery to us (either by actual delivery or attestation) of shares of Class A common stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by our Board, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of Class A common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the stock option being exercised divided by the fair market value of our Class A common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by our Board, by any other lawful means (but not by a promissory note of the participant), or (vi) by any combination of these forms of payment. No stock option granted under the Amended Plan may contain a provision entitling the participant to the automatic grant of additional stock options in connection with any exercise of the original stock option. No stock options granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. A participant who is awarded a SAR receives, upon exercise, a number of shares of our Class A common stock, or cash (or a combination of shares of our Class A common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our Class A common stock over the measurement price. The Amended Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of our Class A common stock on the date the SAR is granted (provided, however, that if our Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the Amended Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the amended Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Stock Options or SARs. Unless such action is approved by our stockholders or otherwise permitted under the terms of the Amended Plan in connection with certain changes in capitalization and reorganization events, we may not (i) amend any outstanding stock option or SAR granted under the Amended Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding stock option or SAR, (ii) cancel any outstanding stock option or SAR (whether or not granted under the Amended Plan) and grant in substitution therefor new awards under the Amended Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with us or an acquisition by us, described above) covering the same or a different number of shares of our Class A common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled stock option or SAR, (iii) cancel in exchange for a cash payment any outstanding stock option or SAR with an exercise price or measurement price per share above the then-current fair market value of our Class A common stock, or (iv) take any other action under the Amended Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of our Class A common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

Restricted Stock Unit Awards. A participant who is granted an RSU award is entitled to receive shares of our Class A common stock, or cash equal to the fair market value of such shares or a combination thereof, to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. Our Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our Class A common stock. Any such dividend equivalents may be credited to an account for the participant, may be settled in cash and/or shares of our Class A common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.

Other Stock-Based Awards. Under the Amended Plan, our Board may grant other awards of shares of our Class A common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our Class A common stock or other property, having such terms and conditions as our Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the Amended Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our Class A common stock or in cash, as our Board may determine. The award agreement of an other stock-based award may provide the participant who receives such award with the right to receive dividend equivalents. Dividend equivalents may be credited to an account for the participant, may be settled in cash and/or shares of our Class A common stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.

Cash Awards. Under the Amended Plan, the Board has the right to grant cash-based awards including awards subject to performance conditions.

Performance Conditions. Awards under the Amended Plan may be made subject to the achievement of performance goals. The Committee may specify that the degree of granting, vesting and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by the Committee, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles, or GAAP, or on a non-GAAP basis, as determined by the Board): earnings before interest, taxes, depreciation, amortization, accretion and depletion of landfill operating lease obligations; earnings before interest and taxes; net cash provided by operating activities, cash flow or free cash flow; total shareholder return or relative total shareholder returns; economic value added; revenue or revenue growth; achievement of cost of operations or general and administration cost reduction goals; net income, earnings per share, or earnings per share growth; gross margin, earnings before interest and taxes margin, or earnings before interest, taxes, depreciation, amortization, accretion and depletion of landfill operating lease obligations margin; achievement of balance sheet goals, such as debt reduction or working capital improvement; consolidated leverage ratio; return on net assets, investment or equity; or any other metric determined by the Committee. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures will be adjusted to exclude any one or more of: (i) gains or losses on assets sales or divestiture transactions; (ii) development project charge write-offs; (iii) legal, contract or tax settlement costs; (iv) bargain purchase gains; (v) asset or goodwill impairment charges; (vi) environmental remediation charges; (vii) severance and reorganization costs; (viii) expenses from divestiture, acquisition and financing transactions; (ix) gains on the settlement of acquisition related contingent consideration; (x) fiscal year-end transition costs; (xi) proxy contest costs; (xii) losses on the abandonment or the closure and discontinuation of operations; (xiii) impairment of equity method investments; (xiv) gains or losses on the sale of equity method investments; (xv) gains or losses on debt extinguishment or modification and associated cash interest payment timing differences; (xvi) gains or losses on derivatives deemed to be ineffective or terminated; (xvii) gains or losses on the disposition of discontinued operations; (xviii) fluctuations in foreign currency exchange rates; (xix) non-recurring or unusual gains or losses; (xx) the cumulative effects of changes in GAAP; and (xxi) cash flow timing differences due to unusual or non-recurring transactions. Such performance measures: (A) may vary by participant and may be different for different awards; (B) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and (C) may cover such period as may be specified by the Committee. The Committee will have the authority to make equitable adjustments to the performance goals in recognition of any changes in the Company’s capitalization, unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; related to the effects of a disposition of any of the Company’s business units or assets (or disposed in part thereof); or related to a change in accounting principles. The Committee may adjust the amount of cash or number of shares payable pursuant to a performance award, and the Committee may, at any time, waive the achievement of the applicable performance measures. Notwithstanding its designation as a performance award, no stock option or SAR will provide for the payment or accrual of dividend equivalents, any dividends declared and paid by the Company with respect to shares of restricted stock will be subject to the same dividend rules for restricted stock awards not designated as a performance award and any right to receive dividend equivalents on an award of RSUs and other stock-based awards will be subject to the same dividend equivalent rules for such awards that are not designated as a performance award.

Eligibility to Receive Awards

All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the Amended Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

As of March 31, 2024, approximately 4,261 persons were eligible to receive awards under the Amended Plan, including 7 executive officers (who are current employees), 4,247 employees (excluding executive officers), 7 non-employee directors, zero consultants and zero advisors (excluding consultants).

On March 28, 2024, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $98.87.

Transferability of Awards

Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the Class A common stock subject to such award to the proposed transferee. Further, we are not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Stockholder

No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of Class A common stock to be distributed with respect to an award granted under the Amended Plan until becoming a record holder of such shares.

Clawback

In accepting an award under the Amended Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future, including without limitation the Company’s Amended and Restated Compensation Clawback Policy adopted in accordance with stock exchange listing requirements (or any successor policy). A participant agrees that in the event it is determined in accordance with any such policy that any award (including any dividends, unvested dividends or dividend equivalents paid with respect thereto), any shares of Class A common stock issued upon exercise or settlement thereof (including securities or other property received therefor), or any other proceeds from the exercise or settlement of such award or the sale of such shares of Class A common stock or any other compensation subject to such policy must be forfeited or reimbursed to the Company, the participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.

Awards Granted under the Current Plan

The following table sets forth information about equity-based awards granted under the Current Plan since adoption of the Current Plan through March 31, 2024, to the individuals and groups described in the below table.

Name and Position	Number of Shares of Class A Common Stock Underlying Stock Options	Number of Shares of Class A Common Stock Underlying RSUs	Maximum Number of Shares of Class A Common Stock Underlying PSUs

John W. Casella, Chairman of the Board and Chief Executive Officer	35,952	78,201	623,205

Edmond R. Coletta, President	92,976	42,657	342,218

Bradford J. Helgeson, Executive Vice President and Chief Financial Officer	17,500	3,745	13,423

Shelley E. Sayward, Senior Vice President and General Counsel	8,396	6,969	35,493

Paul J. Ligon, Senior Vice President of Sustainable Growth	—	14,447	25,703

Sean M. Steves, Senior Vice President and Chief Operating Officer of Solid Waste Operations	—	8,002	17,921

All current executive officers as a group	154,824	157,784	1,070,543

All current directors who are not executive officers as a group	—	81,299	—

Each nominee for election as a director	35,952	91,893	623,205

Each associate of any of such directors, executive officers or nominees	—	—	—

Name and Position	Number of Shares of Class A Common Stock Underlying Stock Options	Number of Shares of Class A Common Stock Underlying RSUs	Maximum Number of Shares of Class A Common Stock Underlying PSUs

Each other person who received or is to receive 5 percent or more of such stock options, warrants or rights	17,976	36,104	295,034

All employees, including all current officers who are not executive officers, as a group	35,952	482,840	635,453

New Plan Benefits Table

The granting of awards under the Amended Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below. Under the terms of our compensation arrangements for non-employee directors, we are obligated to grant each of our non-employee directors (i) upon initial election to the Board, an award of restricted stock having a value on the date of grant of approximately $50,000, which shares of restricted stock vests in three equal annual installments beginning on the first anniversary of the date of grant and, (ii) following each annual meeting thereafter, including the 2024 Annual Meeting, an RSU award which vests in full on the first anniversary of the date of grant. Non-employee directors who are initially elected to the Board at any time after the prior year’s annual meeting receive a pro-rated annual RSU grant based on the date of their initial election to the Board.

The following table sets forth information with respect to the awards that will be received by the following individuals and groups under the Amended Plan, to the extent that the awards are known and are not discretionary. Additional awards may be granted under the Amended Plan to these individuals and groups in the future, as determined in the discretion of the Board.

Name and Position	Dollar Value ($)	Number of Shares of Class A Common Stock Underlying RSU Awards

John W. Casella, Chairman of the Board and Chief Executive Officer	—	—

Edmond R. Coletta, President	—	—

Bradford J. Helgeson, Executive Vice President and Chief Financial Officer	—	—

Shelley E. Sayward, Senior Vice President and General Counsel	—	—

Paul J. Ligon, Senior Vice President of Sustainable Growth	—	—

Sean M. Steves, Senior Vice President and Chief Operating Officer of Solid Waste Operations	—	—

All current executive officers as a group	—	—

All current directors who are not executive officers as a group (1)	980,000	(1)

All employees, including all current officers who are not executive officers, as a group	—	—

(1)

Represents the annual RSU award to be granted on the date of the 2024 Annual Meeting to each non-employee director. Under our non-employee director compensation arrangements, each non-employee director will receive an annual award consisting of the number of RSUs having a value on the date of the 2024 Annual Meeting of approximately $140,000. The value of each such RSU award to be granted will be determined using the same method we use to calculate the grant-date fair value of RSU awards in our financial statements. Excludes (i) equity awards that the non-employee directors will be entitled to receive under our non-employee director compensation arrangements for subsequent years following 2024 and (ii) any discretionary awards that any non-employee director may be awarded under the Amended Plan.

Administration

The Amended Plan will be administered by our Board. Our Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended Plan that it deems advisable and to construe and interpret the provisions of the Amended Plan and any award agreements entered into under the Amended Plan. Our Board may correct any defect, supply any omission or reconcile any inconsistency in the Amended Plan or any award. All actions and decisions by our Board with respect to the Amended Plan and any awards made under the Amended Plan will be made in our Board’s discretion and will be final and binding on all persons having or claiming any interest in the Amended Plan or in any award.

Pursuant to the terms of the Amended Plan, our Board may delegate any or all of its powers under the Amended Plan to one or more committees or subcommittees of our Board. The Board has authorized the Compensation and Human Capital Committee to administer the Amended Plan. Awards granted to non-employee directors must be granted and administered by a committee of the Board, all of the members of which are independent directors as defined by Section 5605(a)(2) of the rules of the Nasdaq Stock Market.

Subject to applicable limitations contained in the Amended Plan, the Board, the Compensation and Human Capital Committee, or any other Committee to whom the Board has delegated authority pursuant to the Amended Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of Class A common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Subject to any requirements of applicable law, the Board or a Committee may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the Amended Plan) to eligible service providers of the Company and to exercise such other powers under the Amended Plan as the Board or Committee may determine, provided that the Board or Committee shall fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such Delegated Persons, (ii) the time period during which such awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) to be received by the Company for which such awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further that (I) no Delegated Person shall be authorized to grant awards to itself, and (II) no Delegated Person shall be authorized to grant awards to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act, or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).

Except as otherwise provided in the Amended Plan, each award under the Amended Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board need not treat participants uniformly. Our Board will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The Board may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be. Subject to the preceding sentence, no award under the Amended Plan shall vest earlier than the first anniversary of its date of grant, unless such award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the participant; provided, that, such limitation will not apply to awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the Amended Plan.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our Class A common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board, to (i) the number and class of securities available under the Amended Plan, (ii) the share counting rules and sublimits set forth in the Amended Plan, and (iii) the number, class, exercise, measurement or purchase price and any other per share related provisions of shares subject to each outstanding award. In the event we effect a split of our Class A common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding stock option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises a stock option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Class A common stock acquired upon such stock option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Amended Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board’s approval) arising out of any act or omission to act concerning the Amended Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards. Except as otherwise provided under the Amended Plan with respect to repricing outstanding stock options or SARs or other actions requiring stockholder approval, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Amended Plan or the change is otherwise permitted under the terms of the Amended Plan in connection with certain corporate events.

Reorganization Events

The Amended Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the Amended Plan as (i) any merger or consolidation of us with or into another entity as a result of which all of our Class A common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, or (ii) any exchange of our Class A common stock for cash, securities or other property pursuant to a share exchange or other transaction.

Provisions Applicable to Awards Other than Restricted Stock. Under the Amended Plan, if a reorganization event occurs, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our Board determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (i) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of our Class A common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of our Class A common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, grant or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, and (v) any combination of the foregoing.

Our Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the Amended Plan.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our Board determines otherwise, apply to the cash, securities or other property which our Class A common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment.

Change in Control Events

The Amended Plan contains provisions addressing the consequences of any change in control event. A change in control event is defined under the Amended Plan as (a) any merger or consolidation which results in our voting securities outstanding immediately prior to such merger or consolidation representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of us or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) subject to certain exceptions set forth in the Amended Plan, the acquisition by an individual, entity or group of beneficial ownership of any of our capital stock if, after such acquisition, such person beneficially owns 50% or more of either our then-outstanding shares of Class A common stock or the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors; (c) any sale of all or substantially all of our assets; or (d) our complete liquidation.

Provisions Applicable to Awards Other than Restricted Stock. Under the Amended Plan, if a change in control event occurs, then except to the extent specifically provided to the contrary in the instrument evidencing an award or any other agreement between a participant and us, each award (other than restricted stock) shall become immediately vested, exercisable, or free from forfeiture, as applicable, if on or prior to the first anniversary of the date of the consummation of the change in control event, the participant’s service with us or a successor corporation is terminated without cause (as defined in the Amended Plan) by us or the successor corporation.

Provisions Applicable to Restricted Stock. Under the Amended Plan, if a change in control event occurs, then except to the extent specifically provided to the contrary in the instrument evidencing an award or any other agreement between a participant and us, each award of restricted stock will become immediately vested and free from forfeiture if on or prior to the first anniversary of the date of the consummation of the change in control event, the participant’s service with us or a successor corporation is terminated without cause (as defined in the Amended Plan) by us or the successor corporation.

Effect on Stock Appreciation Rights or Other Stock-based Awards. The Board may specify in an award at the time of a grant the effect of a change in control event on any other stock-based award or cash award granted under the Amended Plan.

Provisions for Foreign Participants

The Board may establish one or more sub-plans under the Amended Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Amended Plan containing any limitations on the Board’s discretion under the Amended Plan and any additional terms and conditions not otherwise inconsistent with the Amended Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Amended Plan, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before we will deliver stock certificates or otherwise recognize ownership of Class A common stock under an award. We may elect to satisfy the withholding obligations through additional withholding on salary or wages. If we elect not to or cannot withhold from other compensation, the participant must pay us the full amount, if any, required for withholding or have a broker tender to us cash equal to the withholding obligations. Payment of withholding obligations is due before we will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless we determine otherwise. If provided for in an award or approved by the Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Class A common stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed our minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that we are able to retain shares of Class A common stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or we are withholding in a jurisdiction that does not have a statutory minimum withholding tax, we may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as we shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Amendment or Termination

No award may be granted under the Amended Plan after the expiration of 10 years from the date the Amended Plan is approved by our stockholders, but awards previously granted may extend beyond that date. Our Board may amend, suspend or terminate the Amended Plan or any portion of the Amended Plan at any time, except that (i) no amendment may be made to the plan to permit a stock option or SAR to be repriced without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which we maintain our primary listing may be made effective unless and until such amendment has been approved by our stockholders. If the national securities exchange on which we maintain our primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if our Class A common stock is not then listed on any national securities exchange), no amendment of the Amended Plan materially increasing the number of shares authorized under the plan (other than as provided under the Amended Plan with respect to certain corporate events or substitute awards), expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until our stockholders approve such amendment. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the Amended Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the Amended Plan at the time the amendment is adopted, provided that our Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Amended Plan. No award will be made that is conditioned on stockholder approval of any amendment to the Amended Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our Class A common stock) prior to the receipt of such stockholder approval.

If stockholders do not approve the Amended Plan, the Amended Plan will not go into effect, and we will not grant any awards under the Amended Plan. In this event, the Board will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the stock option grant date and ending three months before the date the participant exercises the stock option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the stock option was granted and more than one year after the stock option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the stock option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of Class A common stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Class A common stock.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the amendment and restatement of the 2016 Incentive Plan by voting “FOR” Proposal 2.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Section 14A of the Exchange Act also requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation paid to our named executive officers should be held every one, two or three years. At the 2023 Annual Meeting of Stockholders, stockholders approved, on an advisory basis, an annual advisory vote on the compensation of our named executive officers. In accordance with the results of this vote, the Board determined to implement an advisory vote on the compensation of our named executive officers every year until the next vote on the preferred frequency of advisory votes on the compensation of our named executive officers, which will occur at the 2029 Annual Meeting.

We encourage stockholders to read the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 36, which describes in detail our executive compensation programs and the decisions made by the Compensation and Human Capital Committee and our Board with respect to fiscal 2023.

As we describe in the “Compensation Discussion and Analysis,” we maintain an executive compensation program that is designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain qualified and talented executives, who are critical to our success, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. The goal of the Compensation and Human Capital Committee is to ensure that our executive compensation program is aligned with the interests of our stockholders and our business goals in order to attain our ultimate objective of increasing stockholder value. We believe that, consistent with these goals, the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Further, we believe our program does not encourage excessive risk-taking by management. Annual compensation decisions for executive officers are made by our Compensation and Human Capital Committee based on the achievement of specified performance goals as described under “Compensation Discussion and Analysis.”

Our Board is asking stockholders to approve an advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Casella Waste Systems, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Casella Waste Systems, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, the Compensation and Human Capital Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the compensation of our named executive officers by voting “FOR” Proposal 3.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee appointed RSM US LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2024. The appointment of RSM US LLP is being presented to the stockholders for ratification at the 2024 Annual Meeting.

RSM US LLP has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of RSM US LLP are expected to attend the virtual 2024 Annual Meeting and will be given the opportunity to make a statement on their firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

RSM US LLP served as our independent auditors for fiscal 2023 and fiscal 2022. A summary of the fees billed for services rendered by RSM US LLP in fiscal 2023 and fiscal 2022 is set forth in the table below.

	Period	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees	All Other Fees	Total Fees
RSM US LLP	Fiscal 2023	$1,752,226	$139,050	$—	$—	$1,891,276
RSM US LLP	Fiscal 2022	$1,384,547	$—	$—	$—	$1,384,547

(1)

Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. This amount includes reimbursement of out of pocket costs in fiscal 2023 of $26,976 and in fiscal 2022 of $19,797.

(2)	Audit-related fees consist of professional services provided in connection with the filing of our registration statements.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditors. This policy generally provides that we will not engage an independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee pre-approved 100% of the audit and non-audit services performed by our independent auditors in fiscal 2023 and fiscal 2022. No services were approved pursuant to the de minimis exception to the Audit Committee pre-approval requirements.

Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of RSM US LLP as our independent auditors. If our stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain RSM US LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2024 by voting “FOR” Proposal 4.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2025 ANNUAL MEETING OF

STOCKHOLDERS

Pursuant to Rule 14a-8 of the Exchange Act, any proposal that a stockholder intends to present at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), for inclusion in the proxy statement for the 2025 Annual Meeting, must be submitted to the attention of the Corporate Secretary at our offices, 25 Greens Hill Lane, Rutland, Vermont 05701 no later than December 23, 2024. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

In addition, our By-Laws require that we be given advance written notice for nominations for election to our Board and of other business that stockholders wish to present for consideration at an annual meeting of stockholders (other than those proposals of business intended to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by our Corporate Secretary at our principal offices and must otherwise meet the requirements set forth in our By-Laws (including providing the information required by Rule 14a-19 under the Exchange Act). The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary at our principal offices, and received by March 8, 2025, but not before February 6, 2025, which is not less than 90 days nor more than 120 days prior to the anniversary date of the 2024 Annual Meeting. However, in the event that the 2025 Annual Meeting is scheduled to be held on a date before May 17, 2025, or after August 5, 2025, which are dates 20 days before or 60 days after the anniversary date of the 2024 Annual Meeting, then such advance notice must be received by us not earlier than the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the later of (1) the 90th day prior to the 2025 Annual Meeting and (2) the 10th day following the day on which notice of the date of the 2025 Annual Meeting is mailed or public disclosure of the date of the 2025 Annual Meeting is made, whichever first occurs.

If a stockholder who wishes to present a proposal before the 2025 Annual Meeting outside of Rule 14a-8 of the Exchange Act fails to notify us by the required date, the proxies that our Board solicits for the 2025 Annual Meeting will confer discretionary authority on the person named in the proxy to vote on the stockholder’s proposal if it is properly brought before that meeting subject to compliance with Rule 14a-4(c) of the Exchange Act. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC’s proxy rules, including Rule 14a-4(c) of the Exchange Act.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, 1-802-775-0325. If you would like to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

Our 2023 Annual Report is available at www.casella.com under the heading entitled “Investor Relations.” Stockholders may request a copy of our 2023 Form 10-K filed with the SEC (without exhibits) free of charge upon written request to: Casella Waste Systems, Inc., Attn: Investor Relations, 25 Greens Hill Lane, Rutland, VT 05701.

OTHER MATTERS

Our Board knows of no other business which will be presented for consideration at the 2024 Annual Meeting other than that described above. However, if any other business should come before the 2024 Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

APPENDIX A

CASELLA WASTE SYSTEMS, INC.

AMENDED AND RESTATED 2016 INCENTIVE PLAN

1. Purpose

The purpose of this Amended and Restated 2016 Incentive Plan (the “Plan”) of Casella Waste Systems, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7), Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8). Any type of Award may be granted as a Performance Award under Section 9. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Board Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the Delegated Persons referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or such Delegated Persons.

(c) Delegation to Delegated Persons. Subject to any requirements of applicable law (including as applicable Sections 152(b) and 157(c) of the General Corporation Law of the State of Delaware), the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to eligible service providers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix: (i) the maximum number of shares that may be issued pursuant to such resolution (which number shall include, for the avoidance of doubt, the maximum number of shares issuable upon exercise or settlement of Awards), (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum consideration (if any) for which such Awards may be issued, and the minimum consideration for the shares issuable upon exercise thereof; and provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided further, that no Delegated Person shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules.

4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)) for such number of shares of Class A Common Stock, $0.01 par value per share, of the Company (the “Common Stock”) as is equal to the sum of:

(A) 4,000,000 shares of Common Stock (which number is comprised of (i) 1,750,000 shares of Common Stock being reserved for issuance in connection with the amendment and restatement of the 2016 Incentive Plan, plus (ii) 2,250,000 shares of Common Stock originally reserved for issuance under the 2016 Incentive Plan on the Original Effective Date (as defined below)); plus

(B) such additional number of shares of Common Stock (up to 2,722,884 shares) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”) that remained available for grant under the 2006 Plan immediately prior to the date that the 2016 Incentive Plan was originally approved by the Company’s stockholders (the “Original Effective Date”) and (y) the number of shares of Common Stock subject to awards granted under the 2006 Plan that were outstanding as of the Original Effective Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code).

Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimits contained in Section 4(b):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits referenced in the first clause of this Section 4(a)(2); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits referenced in the first clause of this Section 4(a)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of shares subject to Awards shall apply:

(1) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 750,000 shares per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award.

(2) Limit on Awards to Non-Employee Directors. The maximum value (calculated based on grant date fair value for financial reporting purposes) of shares of Common Stock subject to Awards granted in any calendar year to any individual non-employee director shall not exceed $350,000. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Casella Waste Systems, Inc., any of Casella Waste Systems, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

(3) if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A.

The Board has sole discretion to determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board) on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; provided, however, that in no event may a promissory note of the Participant be used to pay the Option exercise price; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market (“Nasdaq”).

(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6. Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined by (or in a manner approved by) the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq.

(f) No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7. Restricted Stock; RSUs

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“RSUs”).

(b) Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to RSUs.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each RSU, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined by (or in a manner approved by) the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(2) Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

8. Other Stock-Based and Cash-Based Awards

(a) General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

(c) Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

9. Performance Awards.

(a) Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b) Performance Measures. The Committee may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Committee, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: earnings before interest, taxes, depreciation, amortization, accretion and depletion of landfill operating lease obligations; earnings before interest and taxes; net cash provided by operating activities, cash flow or free cash flow; total shareholder return or relative total shareholder returns; economic value added; revenue or revenue growth; achievement of cost of operations or general and administration cost reduction goals; net income, earnings per share, or earnings per share growth; gross margin, earnings before interest and taxes margin, or earnings before interest, taxes, depreciation, amortization, accretion and depletion of landfill operating lease obligations margin; achievement of balance sheet goals, such as debt reduction or working capital improvement; consolidated leverage ratio; return on net assets, investment or equity; or any other metric determined by the Committee. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of: (i) gains or losses on assets sales or divestiture transactions; (ii) development project charge write-offs; (iii) legal, contract or tax settlement costs; (iv) bargain purchase gains; (v) asset or goodwill impairment charges; (vi) environmental remediation charges; (vii) severance and reorganization costs; (viii) expenses from divestiture, acquisition and financing transactions; (ix) gains on the settlement of acquisition related contingent consideration; (x) fiscal year-end transition costs; (xi) proxy contest costs; (xii) losses on the abandonment or the closure and discontinuation of operations; (xiii) impairment of equity method investments; (xiv) gains or losses on the sale of equity method investments; (xv) gains or losses on debt extinguishment or modification and associated cash interest payment timing differences; (xvi) gains or losses on derivatives deemed to be ineffective or terminated; (xvii) gains or losses on the disposition of discontinued operations; (xviii) fluctuations in foreign currency exchange rates; (xix) non-recurring or unusual gains or losses; (xx) the cumulative effects of changes in GAAP; and (xxi) cash flow timing differences due to unusual or non-recurring transactions. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works; and (z) may cover such period as may be specified by the Committee. The Committee shall have the authority to make equitable adjustments to the performance goals in recognition of any changes in the Company’s capitalization or unusual or non-recurring events affecting the Company or the financial statements of the Company; in response to changes in applicable laws or regulations; to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; related to the effects of a disposition of any of the Company’s business units or assets (or disposed in part thereof) or an acquisition of any business or assets; or related to a change in accounting principles.

(c) Adjustments. The Committee may adjust the cash or number of shares payable pursuant to such Performance Award, and the Committee may, at any time, waive the achievement of the applicable performance measures.

(d) Dividends; Dividend Equivalents. Notwithstanding its designation as a Performance Award, no Option or SAR shall provide for the payment or accrual of dividend equivalents in accordance with Sections

5(i) and 6(g), as applicable, any dividends declared and paid by the Company with respect to shares of Restricted Stock shall be subject to Section 7(c)(1), and any right to receive Dividend Equivalents on an award of RSUs and Other Stock-Based Awards shall be subject to Sections 7(d)(3) and 8(c), as applicable.

10. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization and Change in Control Events.

(1) Definitions.

(i)	A “Reorganization Event” shall mean:

(A)

any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is canceled; or

(B)	any exchange of shares of Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction.

(ii)	A “Change in Control Event” shall mean:

(A)

any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(B)

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (I) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (II) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (B), the following acquisitions shall not constitute a Change in Control Event: (W) any acquisition directly from the Company, (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (Z) any acquisition by any corporation pursuant to a transaction which results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively;

(C)	any sale of all or substantially all of the assets of the Company; or

(D)	the complete liquidation of the Company.

(iii)

“Cause” shall, unless otherwise specified in the applicable Award agreement or another agreement between the Participant and the Company, mean (A) any act or omission by the Participant that has a significant adverse effect on the Company’s business or on the Participant’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (B) refusal or failure to perform assigned duties, serious misconduct, or excessive absenteeism, or (C) refusal or failure to comply with the Company’s Code of Business Conduct and Ethics.

(2) Effect on Awards other than Restricted Stock.

(i)

Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (A) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (B) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (C) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (X) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (Y) the excess, if any, of (I) the Acquisition Price over (II) the exercise, grant or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, and (E) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2)(i), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(ii)

Notwithstanding the terms of Section 10(b)(2)(i)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (A) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(i)(A) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (B) the Board may only undertake the actions set forth in clauses (C), (D) or (E) of Section 10(b)(2)(i) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (A) of Section 10(b)(2)(i), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(iii)

For purposes of Section 10(b)(2)(i)(A), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(iv)

Change in Control Event. Notwithstanding the provisions of Section 10(b)(2)(i), except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the Participant and the Company, each Award (other than Restricted Stock) shall become immediately vested, exercisable, or free from forfeiture, as applicable, if on or prior to the first anniversary of the date of the consummation of a Change in Control Event, the

Participant’s service with the Company or a successor corporation is terminated without Cause by the Company or the successor corporation.

(3) Effect on Restricted Stock.

(i)

Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment.

(ii)

Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event) , except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the Participant and the Company, each Award of Restricted Stock shall become immediately vested and free from forfeiture if on or prior to the first anniversary of the date of the consummation of a Change in Control Event, the Participant’s service with the Company or a successor corporation is terminated without Cause by the Company or the successor corporation

(4) Effect on Other Awards.

(i)

Reorganization Event that is not a Change in Control Event. The Board shall specify at the time of grant or thereafter the effect of a Reorganization Event that is not a Change in Control Event on any Other Stock-Based Award or Cash-Based Award granted under the Plan.

(ii)

Change in Control Event. The Board shall specify at the time of grant or thereafter the effect of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event) on any Other Stock-Based Award or Cash-Based Award granted under the Plan.

11. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(d) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (determined by (or in a manner approved by) the Company; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by (or in a manner approved by) the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Section 5(g), 6(e) and 11(g), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Limitations on Vesting. Subject to Section 11(h), no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares set forth in Section 4(a).

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

12. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares.

(c) Clawback. In accepting an Award under the Plan, the Participant agrees to be bound by any applicable clawback policy that the Company has in effect or may adopt in the future, including without limitation Casella Waste Systems, Inc.’s Amended and Restated Compensation Clawback Policy adopted in accordance with stock exchange listing requirements (or any successor policy). The Participant agrees that in the event it is determined in accordance with any such policy that any Award (including any dividends, Unvested Dividends or Dividend Equivalents paid with respect thereto), any shares of Common Stock issued upon exercise or settlement thereof (including securities or other property received therefor), or any other proceeds from the exercise or settlement of such Award or the sale of such shares of Common Stock or any other compensation subject to such policy must be forfeited or reimbursed to the Company, the Participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.

(d) Effective Date and Term of Plan. The 2016 Incentive Plan was originally approved by the Board on September 29, 2016 and approved by the stockholders on November 17, 2016. The Board approved this amendment and restatement of the 2016 Incentive Plan on March 12, 2024 and such Amended and Restated 2016 Incentive Plan shall be effective on the date it is approved by the Company’s stockholders (the “Amendment Approval Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Amendment Approval Date, but Awards previously granted may extend beyond that date.

(e) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Sections 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(f) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(h) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

APPENDIX B

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Non-GAAP Performance Measures

In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), we also present non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income and Adjusted Operating Income Margin that provide an understanding of our operational performance because we consider them important supplemental measures of our performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of our results. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes our “core operating performance” is helpful in understanding our ongoing performance in the ordinary course of operations. We believe that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and our results of operations has performed. Adjusted EBITDA and Adjusted Operating Income are also used as compensation performance measures, as further discussed in “Compensation Discussion and Analysis”. The table below sets forth such performance measures on an adjusted basis to exclude such items (dollars in thousands):

	12 months ended Dec. 31, 2020	12 months ended Dec. 31, 2021	12 months ended Dec. 31, 2022	12 months ended Dec. 31, 2023
Revenues	$774,584	$889,211	$1,085,089	$1,264,542
Net income	$91,106	$41,100	$53,079	$25,399
(Benefit) provision for income taxes	(52,804)	16,946	21,887	11,646
Other income	(1,073)	(1,313)	(2,585)	(1,646)
Loss from termination of bridge financing	—	—	—	8,191
Legal settlement	—	—	—	6,150
Interest expense, net	22,068	20,927	23,013	36,837
Southbridge Landfill closure charge, net	4,587	496	1,436	467
Expense from acquisition activities and other items	1,862	5,304	4,613	15,038
Environmental remediation charge	—	924	759	—
Landfill capping charge — veneer failure	—	—	—	3,870
Gain on resolution of acquisition-related contingent consideration	—	—	—	(965)
Depreciation and amortization	90,782	103,590	126,351	170,705
Depletion of landfill operating lease obligations	7,781	8,265	8,674	9,026
Interest accretion on landfill and environmental remediation liabilities	7,090	7,324	8,008	9,885

Adjusted EBITDA	$171,399	$203,563	$245,235	$294,603

Depreciation and amortization	(90,782)	(103,590)	(126,351)	(170,705)
Depletion of landfill operating lease obligations	(7,781)	(8,265)	(8,674)	(9,026)
Interest accretion on landfill and environmental remediation liabilities	(7,090)	(7,324)	(8,008)	(9,885)

Adjusted Operating Income	$65,746	$84,384	$102,202	$104,987

Net Income Margin (%)	11.8%	4.6%	4.9%	2.0%
Adjusted EBITDA Margin (%)	22.1%	22.9%	22.6%	23.3%
Adjusted Operating Income Margin (%)	8.5%	9.5%	9.4%	8.3%

Net Income Margin is calculated by dividing Net income by revenues. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenues. Adjusted Operating Income Margin is calculated by dividing Adjusted Operating Income by revenues.

Non-GAAP Liquidity Measures

In addition to disclosing financial results prepared in accordance with GAAP, we also present non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of our liquidity because we consider them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of cash flow generation from our core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening our balance sheet through paying down debt. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand our cash flows provided by operating activities after certain expenditures and believes that this measure demonstrates our to execute on our strategic initiatives. We believe that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing our liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. Adjusted Free Cash Flow is also used as a compensation performance measure, as further discussed in “Compensation Discussion and Analysis”. The table below sets forth this liquidity measure on an adjusted basis to exclude such items (dollars in thousands):

	12 months ended Dec. 31, 2020	12 months ended Dec. 31, 2021	12 months ended Dec. 31, 2022	12 months ended Dec. 31, 2023
Net cash provided by operating activities	$139,922	$182,737	$217,314	$233,092
Capital expenditures	(108,108)	(123,295)	(130,960)	(154,907)
Proceeds from sale of property and equipment	533	788	600	1,110
Southbridge landfill closure and Potsdam environmental remediation (i)	8,906	6,274	3,766	4,308
Cash outlays from acquisition activities and other items (ii)	1,307	4,988	4,284	13,105
Waste USA Landfill phase VI capital expenditures (iii)	10,573	13,325	—	—
Post acquisition and development project capital expenditures (iv)	16,014	10,515	16,209	20,866
McKean Landfill rail capital expenditure (v)	—	—	—	10,725

Adjusted Free Cash Flow	$69,147	$95,332	$111,213	$128,299

(i)

Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Subtitle D landfill located in Southbridge, Massachusetts (“Southbridge Landfill”) and the Company’s portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.

(ii)

Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions, including the GFL and TB Transactions, in the twelve months ended December 31, 2023, and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.

(iii)

Waste USA Landfill phase VI capital expenditures related to the Company’s landfill in Coventry, Vermont (“Waste USA Landfill”) phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

(iv)

Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.

(v)

McKean Landfill rail capital expenditures are related to the Company’s landfill in Mount Jewett, PA (“McKean Landfill”) rail side development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from the landfill construction investments in the normal course of operations.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow presented by other companies.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically before the meeting must be received by 11:59 p.m., Eastern Time, on June 5, 2024. Online Before the meeting vote at www.investorvote.com/CWST or scan the QR code — login details are located in the shaded bar below. During the meeting vote at https://meetnow.global/MXMSAWK Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/CWST 2024 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, and FOR Proposals 2, 3 and 4. 1. To elect the following nominees as Class III directors of the Company to serve until the 2027 Annual Meeting of Stockholders: + For Withhold For Withhold For Withhold 01 - John W. Casella 02 - William P. Hulligan 03 - Rose Stuckey Kirk For Against Abstain For Against Abstain 2. To approve the amendment and restatement of the Casella 3. To approve, in an advisory “say-on-pay” vote, the compensation of Waste Systems, Inc. 2016 Incentive Plan. the Company’s named executive officers. 4. To ratify the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2024. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 03YQUC

The 2024 Annual Meeting of Stockholders of Casella Waste Systems, Inc. will be held on Thursday, June 6, 2024, 10:00 a.m. Eastern Time, virtually via the internet at https://meetnow.global/MXMSAWK. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.casella.com/2024AnnualMeeting Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CWST qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q CASELLA WASTE SYSTEMS, INC. + 2024 ANNUAL MEETING OF STOCKHOLDERS THURSDAY, JUNE 6, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CASELLA WASTE SYSTEMS, INC. The undersigned, having received notice of the 2024 Annual Meeting of Stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints John W. Casella and Shelley Sayward (each with full power of substitution), as proxies of the undersigned, to attend the 2024 Annual Meeting of Stockholders of Casella Waste Systems, Inc. (the “Company”), to be held on Thursday, June 6, 2024 at 10:00 a.m. Eastern Time, and any adjournment, postponement, continuation or rescheduling thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of Class A common stock and Class B common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Attendance of the undersigned at the 2024 Annual Meeting of Stockholders or at any adjournment, postponement, continuation or rescheduling thereof will not be deemed to revoke this proxy unless the undersigned votes said shares of common stock electronically during the meeting. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. THE SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION. IF YOU HAVE NOT VOTED VIA TELEPHONE OR INTERNET, PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. C Non-Voting Items Change of Address — Please print new address below. +